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                                                                    EXHIBIT 10.3




                           LOAN AND SECURITY AGREEMENT

                                     BETWEEN

                      BANK ONE, TEXAS, NATIONAL ASSOCIATION

                                       AND

                            LONG REACH HOLDINGS, INC.

                                      DATED

                                 APRIL 20, 1999
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                                TABLE OF CONTENTS

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                                                      ARTICLE I DEFINITIONS

         Section 1.1       Definitions...........................................................................              1
         Section 1.2       Additional Terms Related to Definitions...............................................             16
         Section 1.3       Exhibits and Schedules................................................................             17

                                   ARTICLE II REVOLVING CREDIT FACILITY AND TERM LOAN FACILITY

         Section 2.1       Revolving Loan........................................................................             17
         Section 2.2       Advances Under the Revolving Loan.....................................................             17
         Section 2.3       Repayment of the Revolving Loan.......................................................             18
         Section 2.4       Revolving Note........................................................................             18
         Section 2.5       Term Loan.............................................................................             18
         Section 2.6       Repayment of Term Loan................................................................             18
         Section 2.7       Term Note.............................................................................             19
         Section 2.8       Disbursement of Loans.................................................................             19
         Section 2.9       Mandatory Prepayment..................................................................             19
         Section 2.10      Financial Accommodations..............................................................             19

                                                           ARTICLE III
                                           GENERAL LOAN PROVISIONS; FEES AND EXPENSES

         Section 3.1       Interest..............................................................................             20
         Section 3.2       Fees and Expenses.....................................................................             21
         Section 3.3       Manner of Payment.....................................................................             22
         Section 3.4       Records...............................................................................             22
         Section 3.5       Termination of Agreement..............................................................             23

                                                 ARTICLE IV CONDITIONS PRECEDENT

         Section 4.1       Conditions Precedent..................................................................             23
         Section 4.2       Closing Documents.....................................................................             23
         Section 4.3       Conditions to Subsequent Advances.....................................................             26
         Section 4.4       No Waiver.............................................................................             26
         Section 4.5       Conditions Precedent for the Benefit of Lender........................................             27
         Section 4.6       Effect of Notice of Borrowing.........................................................             27

                                    ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         Section 5.1       Representations and Warranties........................................................             27
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         Section 5.2       Survival of Representations...........................................................             32

                                      ARTICLE VI SECURITY INTEREST AND COLLATERAL COVENANTS

         Section 6.1       Security Interest.....................................................................             32
         Section 6.2       Continued Priority of Security Interest...............................................             32
         Section 6.3       Collection of Accounts................................................................             33
         Section 6.4       Verification and Notification.........................................................             33
         Section 6.5       Disputes, Returns and Adjustments.....................................................             34
         Section 6.6       Invoices..............................................................................             34
         Section 6.7       Delivery of Instruments...............................................................             34
         Section 6.8       Ownership and Defense of Title........................................................             34
         Section 6.9       Location of Offices and Collateral....................................................             35
         Section 6.10      Records Relating to Collateral........................................................             35
         Section 6.11      Inspection............................................................................             35
         Section 6.12      Maintenance...........................................................................             36
         Section 6.13      Power of Attorney.....................................................................             36
         Section 6.14      Notice of Litigation and Other Matters................................................             36

                                                ARTICLE VII AFFIRMATIVE COVENANTS

         Section 7.1       Preservation of Corporate Existence and Similar Matters...............................             37
         Section 7.2       Compliance with Applicable Law........................................................             37
         Section 7.3       Conduct of Business...................................................................             37
         Section 7.4       Payment of Taxes and Claims...........................................................             37
         Section 7.5       Accounting Methods and Financial Records..............................................             37
         Section 7.6       Use of Proceeds.......................................................................             37
         Section 7.7       Hazardous Waste and Substances; Environmental Requirements............................             38
         Section 7.8       Accuracy of Information...............................................................             38
         Section 7.9       Revisions or Updates to Schedules.....................................................             38
         Section 7.10      ERISA.................................................................................             38
         Section 7.11      Insurance.............................................................................             39
         Section 7.12      Payroll Taxes.........................................................................             39
         Section 7.13      Year 2000.............................................................................             39
         Section 7.14      Key Man Life Insurance................................................................             40
         Section 7.15      Audited Financial Statements; Patent and Trademark Search; Flood Insurance............             40

                                         ARTICLE VIII FINANCIAL AND COLLATERAL REPORTING

         Section 8.1       Financial Statements..................................................................             41
         Section 8.2       Compliance Certificate................................................................             42
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         Section 8.3       Collateral Information and Reports....................................................             42
         Section 8.4       Copies of Other Reports...............................................................             43

                                                  ARTICLE IX NEGATIVE COVENANTS

         Section 9.1       Financial Ratios......................................................................             43
         Section 9.2       Investments...........................................................................             44
         Section 9.3       Prohibited Distributions and Payments, Etc............................................             44
         Section 9.4       Indebtedness..........................................................................             44
         Section 9.5       Liens.................................................................................             44
         Section 9.6       Merger, Consolidation, Sale of Assets, Acquisitions...................................             44
         Section 9.7       Transactions with Affiliates..........................................................             45
         Section 9.8       Guaranties............................................................................             45
         Section 9.9       Officers' Salaries....................................................................             45
         Section 9.10      Benefit Plans.........................................................................             45
         Section 9.11      Sales and Leasebacks..................................................................             45
         Section 9.12      Ineligible Securities.................................................................             45
         Section 9.13      Management Fees.......................................................................             45
         Section 10.1      Events of Default.....................................................................             45
         Section 10.2      Remedies..............................................................................             48
         Section 10.3      Application of Proceeds...............................................................             50
         Section 10.4      Power of Attorney.....................................................................             51
         Section 10.5      Miscellaneous Provisions Concerning Remedies..........................................             51
         Section 10.6      Trademark License.....................................................................             52

                                                     ARTICLE XI MISCELLANEOUS

         Section 11.1      Notices...............................................................................             52
         Section 11.2      Expenses..............................................................................             53
         Section 11.3      Setoff................................................................................             54
         Section 11.4      Venue; Service of Process.............................................................             54
         Section 11.5      Assignment; Participation.............................................................             55
         Section 11.6      Amendments............................................................................             55
         Section 11.7      Performance of Borrower's Duties......................................................             55
         Section 11.8      Indemnification.......................................................................             55
         Section 11.9      All Powers Coupled with Interest......................................................             56
         Section 11.10     Survival..............................................................................             56
         Section 11.11     Severability of Provisions............................................................             56
         Section 11.12     Governing Law.........................................................................             56
         Section 11.13     Counterparts..........................................................................             56
         Section 11.14     Consent to Advertising and Publicity..................................................             56
         Section 11.15     Final Agreement.......................................................................             57
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         Section 11.16     Jury Waiver...........................................................................             57
         Section 11.17     Arbitration...........................................................................             57
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                             EXHIBITS AND SCHEDULES

         EXHIBIT A         FORM OF BORROWING BASE CERTIFICATE

         EXHIBIT B         FORM OF COMPLIANCE CERTIFICATE


         SCHEDULE 5.1(a) Jurisdictions in Which Borrower is Qualified as a Foreign Corporation

         SCHEDULE 5.1(c)   Capital Stock

         SCHEDULE 5.1(g)   Liens

         SCHEDULE 5.1(h)   Indebtedness for Money Borrowed and Guaranties

         SCHEDULE 5.1(i)   Litigation

         SCHEDULE 5.1(l)   ERISA

         SCHEDULE 5.1(q)   Locations of inventory

         SCHEDULE 5.1(r)   Locations of equipment

         SCHEDULE 5.1(s)   Location of Chief Executive Office

         SCHEDULE 5.1(t)   Corporate and Fictitious Names

         SCHEDULE 5.1(z)   Intellectual Property

         SCHEDULE 7.6      Use of Proceeds

         SCHEDULE 9.4      Existing Indebtedness

         SCHEDULE 10.6     List of trademarks, patents, etc.



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                           LOAN AND SECURITY AGREEMENT

         This Loan and Security Agreement is executed by and between BANK ONE, TEXAS, NATIONAL ASSOCIATION, a national banking association, and LONG REACH HOLDINGS, INC., a Delaware corporation, as of April 20, 1999.
Lender and Borrower hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Definitions. When used in this Agreement, the capitalized terms set forth below shall have the definitions assigned to such terms below:

         "Account Debtor" means, with respect to any account, a Person who is obligated on such account.

         "ACH Liability Reserve" means any and all reserves established by the Lender from time to time in its sole discretion in respect of ACH Transaction Liabilities.

         "ACH Transaction Liability" means all debts, liabilities, and obligations now or hereafter arising from or related to the automatic clearing house transfer of funds for the account of Borrower.

         "Advance" means an advance of funds by Lender to Borrower hereunder.

         "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

         "Agreement" means this Agreement and all amendments, modifications and supplements hereto and thereto and restatements hereof and thereof.

         "Agreement Date" means the date of this Agreement as set forth in the first introductory paragraph hereof.

         "Banker's Acceptance" means any "acceptance" by the Lender of a draft drawn by Borrower. As used in this definition, the term "acceptance" means the Lender's signed agreement to pay the draft as presented.

         "Benefit Plan" means an employee benefit plan as defined in Section 3(35) of ERISA


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(other than a Multiemployer Plan) in respect of which a Person or any Related
Company is, or within the immediately preceding 6 years was, an "employer" as defined in Section 3(5) of ERISA, including such plans as may be established after the Agreement Date.

         "Blocked Account" means an account maintained with a Collecting Bank pursuant to an Blocked Account Agreement.

         "Blocked Account Agreement" means an agreement among Borrower, the Lender and a Collecting Bank (if other than the Lender) concerning the collection of payments which represent the proceeds of accounts or of any other Collateral.

         "Borrower" means Long Reach Holdings, Inc., a Delaware corporation, and its successors and assigns.

         "Borrowing Base" means, as of any date, an amount equal to the sum of:
(a) eighty-five percent (85%) (or such lesser percentage as the Lender may in its sole and absolute discretion determine from time to time) of Eligible Accounts on such date, PLUS (b) the lesser of (i) the sum of (A) sixty percent (60%) (or such lesser percentage as the Lender may in its sole and absolute discretion determine from time to time) of the value of Eligible Inventory consisting of raw material metal stock (based upon the lower of cost (computed on a first-in-first-out basis), fair market value or orderly liquidation as determined by Lender in its sole discretion), PLUS (B) fifty percent (50%) (or such lesser percentage as the Lender may in its sole and absolute discretion determine from time to time) of the value of Eligible Inventory other than metal stock (based upon the lower of cost (computed on a first-in-first-out basis), fair market value or orderly liquidation as determined by Lender in its sole discretion) or (ii) the lesser of (A) $4,000,000, or (B) one hundred forty percent (140%) of the aggregate advances against Eligible Accounts in the first year following the date hereof (and one hundred twenty-five percent (125%) thereafter), MINUS (c) the Financial Accommodation Reserve, and MINUS (d) the Reserve.

         "Borrowing Base Certificate" means a certificate in the form of EXHIBIT A attached hereto.

         "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Dallas, Texas are authorized to close.

         "Capital Expenditures" means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with GAAP, treated as expense items for such Person in the fiscal year made or incurred.

         "Capitalized Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.


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         "Capitalized Lease Obligation" means Indebtedness represented by obligations under a Capitalized Lease, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral" means and includes all of Borrower's now owned or hereafter acquired assets, whether tangible or intangible, including without limitation all of Borrower's right, title and interest in and to each of the following, wherever located and whether now existing or hereafter arising:

         (a)      all accounts,

         (b)      all inventory,

         (c)      all equipment,

         (d)      all contract rights,

         (e)      all general intangibles,

         (f)      all Intellectual Property,

         (g)      all deposit accounts,

         (h)      all investment property,

         (i)      all instruments,

         (j)      all chattel paper,

         (k)      all goods,

         (l)      all documents,

         (m)      all real estate,

         (n) all insurance and certificates of insurance pertaining to any and all items of Collateral,

         (o) all files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the Collateral

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or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof,

         (p) all cash deposited with the Lender or any Affiliate thereof, and

         (q) any and all products and cash and non-cash proceeds of the foregoing (including, but not limited to, any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form.

         "Collection Account" means a special account maintained with Lender in the name of Borrower styled "Collection Account" over which Lender alone has the power of withdrawal.

         "Collecting Bank" means (i) the Lender, and (ii) any banking institution (other than Lender) with which a Blocked Account has been established pursuant to an Blocked Account Agreement.

         "Committed Sum" means $8,000,000.

         "Contract Rate" shall mean the sum of the PRIME RATE in effect from time to time, plus three quarters of one percent percent (0.75%); provided, however, the Contract Rate shall be reduced to the sum of the PRIME RATE in effect from time to time, plus one half percent (0.50%) in the event that (i) Borrower meets or exceeds pre-tax income projected in the base case projections provided to Lender for the fiscal year ending June 30, 2000 as reflected in the year-end audited financial statements of Borrower, (ii) no Default or Event of Default has occurred and is continuing, and (iii) Borrower has maintained $500,000 or more in average excess loan availability under the Revolving Facility for the previous twelve (12) months. Any change in the Contract Rate resulting from a change in the Prime Rate shall become effective on the day such change in the Prime Rate is announced by Lender.

         "Default" means any of the events specified in SECTION 10.1 that, with the passage of time or giving of notice or both, would constitute an Event of Default.

         "Default Rate" means the Contract Rate plus two percent (2%).

         "Dollar" and "$" means freely transferable United States dollars.

         "Effective Date" means the later of (a) the Agreement Date, and (b) the first date on which all of the conditions set forth in ARTICLE IV shall have been fulfilled to the satisfaction of Lender or waived by the Lender.

         "Eligible Accounts" shall mean all accounts of Borrower which are deemed by the Lender

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in the exercise of its sole and absolute discretion to be eligible for inclusion in the calculation of the Borrowing Base net of any and all interest, finance charges, sales tax, fees, returns, discounts, claims, credits, charges, contra accounts, exchange contracts or other allowances, offsets and rights of offset, deductions, counterclaims, disputes, rejections, shortages or other defenses and all credits owed or allowed by Borrower upon any of its accounts and further reduced by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Agreement. Eligible Accounts shall not include the following:

         (a) accounts which remain unpaid more than NINETY (90) days past their invoice dates;

         (b) accounts which are not due and payable within THIRTY (30) days after their invoice dates, except for accounts created by sales made under sixty
(60) day dating terms; provided, however, accounts deemed eligible due to such dating terms may not exceed at any time the lesser of (i) $500,000, or (ii) ten percent (10%) of Eligible Accounts;

         (c) accounts owing by a single Account Debtor, including a currently scheduled account, if FIFTY PERCENT (50%) or more of the balance owing by said Account Debtor upon all accounts payable by such Account Debtor is ineligible pursuant to clauses (a) or (b) above;

         (d) accounts with respect to which the Account Debtor is an Affiliate of Borrower;

         (e) accounts with respect to which the obligation of payment by the Account Debtor is or may be conditional for any reason whatsoever including, without limitation, accounts arising with respect to goods that were (i) not sold on an absolute basis, (ii) sold on a bill and hold sale basis, (iii) sold on a consignment sale basis, (iv) sold on a guaranteed sale basis, (v) sold on a sale or return basis, or (vi) sold on the basis of any other similar understanding;

         (f) accounts with respect to which the Account Debtor is not a resident or citizen of, or otherwise located in, the continental United States of America, or with respect to which the Account Debtor is not subject to service of process in the continental United States of America, unless such account is backed in full by an irrevocable letter of credit in form and substance satisfactory to Lender issued by a domestic commercial bank acceptable to Lender or backed by acceptable export insurance; provided, however, that (i) accounts backed by a letter of credit or insurance may not exceed $1,000,000 in the aggregate, and (ii) subject to the requirements set forth in PARAGRAPHS (a) through (e) and (g) through (r) of this definition, (A) accounts owed by Account Debtors located in Canada may be included in Eligible Accounts up to a maximum of $250,000 in the aggregate, (B) accounts owed by Account Debtors located in Puerto Rico may be included in Eligible Accounts up to a maximum of $50,000 in the aggregate;

          (g) accounts in excess of $100,000 in the aggregate with respect to which the Account Debtor is the United States of America or any other federal governmental body or any


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department, agency or instrumentality of any of the foregoing unless such accounts are duly assigned to the Lender in compliance with all applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable) so that the Lender is recognized by the Account Debtor to have all of the rights of an assignee of such accounts;

         (h) accounts with respect to which Borrower is or may be liable to the Account Debtor for goods sold or services rendered by such Account Debtor, but only to the extent of such liability to such Account Debtor (i.e. the excess of the aggregate face amount of accounts of such Account Debtor to Borrower over the aggregate liability of Borrower to such Account Debtor shall constitute an Eligible Account unless otherwise excepted under the terms of this definition);

         (i) accounts with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the applicable Account Debtor or with respect to which the services performed giving rise thereof have not been completed and accepted as satisfactory by the Account Debtor thereon;

         (j) accounts which are not invoiced (and dated as of such date) and sent to the Account Debtor thereof concurrently with or not later than FIVE (5) DAYS after the shipment and delivery to and acceptance by said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto;

         (k) accounts with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by Borrower (or by any agent or custodian of Borrower) for the account of or subject to further and/or future direction from the Account Debtor;

         (l) accounts as to which the Lender, at any time or times hereafter, determines, in good faith, that the prospect of payment or performance by the Account Debtor is or will be impaired in any material respect;

         (m) accounts of an Account Debtor to the extent, but only to the extent, that the same exceed a credit limit determined by the Lender in its reasonable discretion, at any time or times hereafter;

         (n) accounts with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower to seek judicial enforcement in such state of payment of such account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;



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         (o) accounts which are not subject to a first priority perfected security interest in favor of Lender;

         (p) accounts that Lender, in its sole discretion, has determined to be ineligible;

         (q) accounts subject to any provision prohibiting assignment or requiring notice of or consent to such assignment; and

         (r) that portion of an account balance owed by a single Account Debtor which exceeds TWENTY PERCENT (20%) of total accounts otherwise deemed eligible hereunder, unless waived in writing by Lender.

         "Eligible Inventory" means, as at any date of determination, all inventory owned by and in the possession of Borrower and located in the United States of America that Lender, in its sole and absolute discretion, deems to be eligible for borrowing purposes. Without limiting the generality of the foregoing, unless otherwise agreed by Lender, the following is not Eligible
Inventory:

         (a) work-in-process;

         (b) finished goods subject to a specific purchase order which do not meet the specifications of such purchase order;

         (c) inventory which Lender determines, in its sole and absolute discretion exercised in good faith, to be unacceptable for borrowing purposes due to age, quality, type, category, value and/or quantity;

         (d) inventory with respect to which Lender does not have a valid, first priority and fully perfected security interest;

         (e) inventory with respect to which there exists any Lien (other than a Permitted Lien) in favor of any Person other than Lender;

         (f) packaging or shipping material or maintenance supplies;

         (g) shipping or product labels;

         (h) inventory that is obsolete;

         (i) inventory that has been returned or repossessed unless such inventory is in new, unused and saleable condition;


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         (j) inventory that consists of used goods taken in trade;

         (k) inventory produced in violation of the Fair Labor Standards Act, in particular provisions contained in Title 29 U.S.C. 215 (a)(i);

         (l) inventory located in a jurisdiction other than the United States of America and inventory located at a location for which Lender does not have a valid landlord's or warehouseman's waiver or subordination on terms and conditions acceptable to Lender in its sole discretion; and

         (m) inventory located at any location other than those listed on
SCHEDULE 5.1(q).

         "Environmental Laws" means all federal, state, local and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, notices or demand letters issued, entered, promulgated or approved thereunder.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and any successor statute.

         "Event of Default" means any of the events specified in SECTION 10.1.

         "Financial Accommodation Reserve" means the sum of (i) the ACH Liability Reserve, (ii) the Letter of Credit Reserve, plus (iii) the amount of all outstanding Banker's Acceptances.

         "Fiscal Month" means the four or five week period used by Borrower for financial reporting purposes in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) consolidated Net Income of Borrower after income taxes, plus depreciation and amortization and other non-cash expenses, plus interest expense and plus lease expense, to (ii) interest expense, plus lease expense, plus current maturities of Funded Indebtedness, plus current maturities of Capitalized Lease Obligations, plus Non-Financed Capital Expenditures, and plus dividends, plus principal payments on Subordinated Indebtedness if such payments are permitted by the Subordination Agreement.

         "Funded Indebtedness" means, as of any date, the sum of the following (without

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
duplication): (i) the aggregate of all Indebtedness for Money Borrowed of Borrower as of such date, other than current liabilities, (ii) all indebtedness which would be classified as "funded indebtedness" or "long-term indebtedness" (or other similar classification) on a consolidated balance sheet of Borrower prepared as of such date in accordance with GAAP, (iii) the aggregate of all indebtedness of Borrower outstanding under any revolving credit or similar agreement providing for borrowing (and renewals and extensions thereof) over a period of more than one year, notwithstanding the fact that any such indebtedness is created within one year of the expiration of such agreement, and
(iv) the amount of all Capitalized Lease Obligations of Borrower booked in accordance with GAAP.

         "GAAP" means generally accepted accounting principles and practices consistently applied.

         "Governmental Approvals" means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all governmental bodies, whether federal, state, local, foreign national or provincial, and all agencies thereof.

         "Governmental Authority" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

         "Guaranty" or "Guaranteed" means, with respect to any obligation of another Person, (i) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation of such other Person, and (b) any agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation of such other Person.

         "Indebtedness" of any Person means, without duplication, (a) all Liabilities, (b) all obligations for money borrowed or for the deferred purchase price of property or services or in respect of reimbursement obligations under letters of credit, (c) all obligations represented by bonds, debentures, notes and accepted drafts that represent extensions of credit, (d) Capitalized Lease Obligations, (e) all obligations (including, during the noncancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP) secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed by such Person, (f) all obligations of other Persons which such Person has Guaranteed, including, but not limited to, all obligations of such Person consisting of recourse liability with respect to accounts receivable sold or otherwise disposed of by such Person, and (g) in the case of the Borrower, the Loans (without duplication).



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         "Intellectual Property" means, as to any Person, all of such Person's then owned and existing and future acquired or arising patents, patent rights, copyrights, works which are the subject of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all rights to sue for past, present and future infringements of any of the foregoing.

         "Investment" means any investment, whether by means of share purchase, loan, advance, purchase of debt instrument, extension of credit (other than (i) accounts receivable arising from the sale of goods or services in the ordinary course of business, and (ii) notes, accepted in the ordinary course of business, evidencing overdue accounts receivable arising in the ordinary course of business), capital contribution or otherwise, in or to any Person, the Guaranty of any Indebtedness of any Person or the subordination of any claim against any Person to other indebtedness of such Person.

         "Lender" means BANK ONE, TEXAS, NATIONAL ASSOCIATION, a national banking association, and its successors and assigns.

         "Lender's Office" means the office of the Lender located at 1717 MAIN STREET, 3RD FLOOR, DALLAS, TEXAS 75201 or such other office as Lender may designate from time to time.

         "Letter of Credit" means any letter of credit issued by the Lender for the account of Borrower.

         "Letter of Credit Reserve" means, at any time, 100% of THE SUM OF (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, PLUS (ii) the aggregate amount of all drawings under Letters of Credit for which the Lender has not been reimbursed.

         "Liabilities" means all liabilities of a Person determined in accordance with GAAP.

         "Lien", with respect to any Person, means any security interest, chattel mortgage, charge, mortgage, deed to secure debt, deed of trust, lien, pledge, Capitalized Lease, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property of such Person or upon the income or profits therefrom.

         "Loans" means the Revolving Loan and the Term Loan, collectively, and "Loan" means any of such Loans.

         "Loan Documents" means, collectively, this Agreement, the Notes, each writing now or hereafter executed and delivered by any Person to secure the Obligations or evidencing any security therefor and each other instrument, agreement and document now or hereafter executed and delivered by Borrower or any Obligor in connection with this Agreement.

         "Lockbox" means the U.S. Post Office Box(es) specified in, or established pursuant to, (i) a Blocked Account Agreement, or (ii) a Lockbox agreement, in form and substance acceptable to Lender, executed between Borrower and Lender or an Affiliate of Lender.

         "Maximum Rate" means the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the Loans under the laws which are presently in effect of the United States and the State of Texas applicable to Lender and such indebtedness or, to the extent permitted by law, under such applicable laws of the United States and the State of Texas which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. To the extent federal law permits Lender to contract for, charge or receive a greater amount of interest, Lender will rely on federal law instead of the Texas Finance Code, as supplemented by Texas Credit Title, for the purpose of determining the Maximum Rate. Additionally, to the maximum extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the Maximum Rate under the Texas Finance Code, as supplemented by Texas Credit Title, or under other applicable law, by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect, and further subject to any right Lender may have subsequently, under applicable law, to change the method of determining the Maximum Rate.

         "Material Adverse Effect" means any act, omission, event or undertaking which would, singly or in the aggregate, have a materially adverse effect upon
(a) the business, assets, properties, liabilities, condition (financial or otherwise), or results of operations of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower to perform any obligations under this Agreement or any other Loan Document to which it is a party, or (c) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the ability of Lender to enforce any rights or remedies under or in connection with any Loan Document.

         "Money Borrowed" means (a) Indebtedness for money borrowed, (b) Indebtedness (i) represented by notes payable and drafts accepted, that represent extensions of credit, (ii) constituting obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than trade Indebtedness) or that was issued or assumed as full or partial payment for property, and (c) Indebtedness that constitutes a Capitalized Lease Obligations, and (d) Indebtedness that is such by virtue of CLAUSE (f) of the definition thereof, but only to the extent that the obligations Guaranteed are obligations that would constitute Indebtedness for Money Borrowed.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or a Related Company is required to contribute or has contributed within the immediately preceding 6 years.

         "Net Income" or "Net Loss" means, as applied to any Person, the net income (or net loss) of such Person for the period in question (after provision for income taxes) determined in accordance with GAAP, provided that the impact of any extraordinary gains, determined in accordance with GAAP, shall be excluded from the determination of "Net Income" or "Net Loss".

         "Net Worth" of any Person means the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a balance sheet of such Person prepared in accordance with GAAP, plus the principal amount of Subordinated Indebtedness.

         "Non-Financed Capital Expenditures" means Capital Expenditures that are made with funds other than funds obtained from a financial institution, including without limitation Lender or an Affiliate of Lender for the specific purpose of making such Capital Expenditure; provided, however, that Capital Expenditures funded from the Revolving Credit Facility shall be considered Non-Financed Capital Expenditures.

         "Notes" means the Revolving Note and the Term Note, and "Note" means any of such Notes.

         "Notice of Borrowing" has the meaning set forth in SECTION 2.2.

         "Obligations" shall mean (i) all Loans or other Advances made by Lender to Borrower pursuant to this Agreement or otherwise including, without limitation, the Revolving Loan and the Term Loan, (ii) all future advances or other value, of whatever class or for whatever purpose, at any time hereafter made or given by Lender to Borrower, whether or not the advances or value are given pursuant to commitment and whether or not Borrower is indebted to Lender at the time of such advance; (iii) any and all other debts, liabilities and duties of every kind and character of Borrower to Lender, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities or duties are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and regardless of whether such present or future debts, liabilities or duties may, prior to their acquisition by Lender, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by Lender in a transaction with one other than Borrower (it being contemplated that Lender may make such acquisitions from others), howsoever such Indebtedness shall arise or be incurred or evidenced; (iv) any and all other debts, liabilities and duties of every kind and character of Borrower to any Affiliate of Lender, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities or duties are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and regardless of whether such present or future debts, liabilities or duties may, prior to their acquisition by such Affiliate, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by such Affiliate in a transaction with one other than Borrower (it being contemplated that Affiliates of Lender may make such acquisitions from others), howsoever such Indebtedness shall arise or be incurred or evidenced;

(v) interest on all of the debts, liabilities and duties set forth in (i), (ii),
(iii) and (iv) above; (vi) all costs, fees and expenses payable by Borrower to Lender or any of its Affiliates pursuant to any of the Loan Documents, and (vii) any and all renewals and extensions of the debts, liabilities and duties set forth in (i), (ii), (iii), (iv), (v) and (vi) above, or any part thereof.

         "Obligor" means the Borrower, each party to the Loan Documents (other than the Lender and the holders of the Subordinated Indebtedness), and each other party at any time primarily or secondarily, directly or indirectly, liable on any of the Obligations.

         "Operating Lease" means any lease (other than a lease constituting a Capitalized Lease) of real or personal property determined in accordance with GAAP.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

         "Permitted Indebtedness" means (i) Indebtedness consisting of the sum of (A) the purchase money Indebtedness outstanding on the Effective Date secured solely by the property purchased plus (B) up to an additional $100,000 of such purchase money debt for each fiscal year occurring after the date hereof (which for the fiscal year ending June 30, 1999 shall be limited to an additional $25,000 of purchase money debt), and (ii) Subordinated Indebtedness.

         "Permitted Investments" means Investments of Borrower in: (a) negotiable certificates of deposit issued by the Lender, (b) any direct obligation of the United States of America or any agency or instrumentality thereof which has a remaining maturity at the time of purchase of not more than one year and repurchase agreements relating to the same, (c) loans (including loans to employees and officers) not to exceed $75,000 outstanding in the aggregate at any one time, and (d) loans to Brudi Pacific, Inc. not to exceed the sum of normal trade credit plus $250,000.

         "Permitted Liens" means: (a) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases, only if payment shall not at the time be required to be made in accordance with SECTION 7.4, and (ii) in the case of warehousemen or landlords controlling locations where inventory is located, only if such liens have been waived or subordinated to the security interest of Lender in a manner satisfactory to Lender; (b) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or under surety or performance bonds, in each case arising in the ordinary course of business; (c) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of Borrower's real estate, which in the sole judgment of the Lender do not materially detract from the value of such real estate or impair the use thereof in the business of Borrower; (d) Liens of the Lender arising under this Agreement and the other Loan Documents, (e) Liens securing Permitted Indebtedness consisting of purchase money Indebtedness and Liens securing Subordinated Indebtedness, (f) Liens on the assets of Brudi Pacific, Inc., a wholly owned subsidiary of Borrower, securing Indebtedness owed to Borrower, and (g) Liens (not to exceed $100,000 in the aggregate) securing appeal and surety bonds.

         "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization or a government or any agency or political subdivision thereof.

         "Prime Rate" means the per annum rate of interest publicly announced by the Lender from time to time as its "prime or base rate". Any change in an interest rate resulting from a change in the Prime Rate shall become effective on the day such change is announced by Lender. The Prime Rate is a reference used by the Lender in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

         "Prohibited Distribution" by any Person means (a) the retirement, redemption, purchase, or other acquisition for value of any capital stock or other equity securities or partnership interests issued by such Person, (b) the declaration or payment of any dividend or distribution on or with respect to any such securities (excluding distributions made solely in shares of stock of the same class) or partnership interests, and (c) any other payment by such Person in respect of such securities or partnership interests.

         "Prohibited Payment" means (a) any redemption, repurchase or prepayment or other retirement, prior to the stated maturity thereof or prior to the due date of any regularly scheduled installment or amortization payment with respect thereto, of any Indebtedness of a Person (other than the Obligations and trade debt), (b) the payment by any Person of the principal amount of or interest on any Indebtedness (other than trade debt or Subordinated Indebtedness) owing to an Affiliate of such Person, and (c) any payment with respect to any Subordinated Indebtedness that is made in violation of the terms of the applicable Subordination Agreement.

         "Related Company" means, as to any Person, any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person or any corporation described in CLAUSE (A) above or any partnership, trade or business described in CLAUSE (B) above.

         "Reserve" at any time shall mean an amount from time to time established by Lender in its sole discretion as a reserve in reduction of the Borrowing Base in respect of contingencies or other potential factors which, in the event they should occur, could adversely affect or otherwise reduce the anticipated amount of timely collections in payment of Eligible Accounts or the value (whether at cost, market or orderly liquidation value) of Eligible Inventory. The "Reserve," if any from time to time, does not represent cash funds.

         "Revolving Loan" means the Advances made to Borrower pursuant to
SECTION 2.1.

         "Revolving Credit Facility" shall mean the revolving loan facility made available to Borrower hereunder.

         "Revolving Note" means the promissory note executed by the Borrower and made payable to the order of the Lender evidencing the obligation of the Borrower to repay the Revolving Loan (and any renewal, extension, increase, or modification thereof).

         "Schedule of Accounts" means a schedule delivered by Borrower to the Lender pursuant to the provisions of SECTION 8.3(A).

         "Schedule of Inventory" means a schedule delivered by Borrower to the Lender pursuant to the provisions of SECTION 8.3(C).

         "Solvent" means, when used in connection with any Person, that such Person has assets of a fair value which exceeds the amount required to pay its debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured, and such Person is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged.

         "Subordination Agreement" means the written agreement, in form and substance acceptable to Lender, executed between Borrower and the holder of the Subordinated Indebtedness to evidence the subordination of the Indebtedness described therein to the Obligations.

         "Subordinated Indebtedness" means Indebtedness of Borrower that has been subordinated to the Obligations pursuant to a written subordination agreement, in form and substance acceptable to Lender, executed by Lender and the holders of such Indebtedness.

         "Subsidiary" means, with respect to any Person that is a corporation, any other corporation or limited liability company in which such Person directly or indirectly owns 50% or more of any class of voting stock or ownership interest, whether of record or beneficially, and includes any Subsidiary of such other corporation or limited liability company or its Subsidiaries.

         "Tangible Net Worth" means, as applied to any Person, the Net Worth of such Person at the time in question, after deducting therefrom amounts due from Affiliates and shareholders of such Person and all other items which should properly be treated as intangibles in accordance with GAAP.

         "Term Loan" means the loan made to Borrower pursuant to SECTION 2.5.

         "Term Note" means the promissory note executed by the Borrower and made payable to the order of the Lender evidencing the obligation of the Borrower to repay the Term Loan (and any renewal, extension, increase, or modification thereof)

         "Termination Date" means APRIL 20, 2002.

         "Termination Event" means (a) a "Reportable Event" as defined in
Section 4043(b) of ERISA, but excluding any such event as to which the provision for 30 days' notice to the PBGC is waived under applicable regulations, (b) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA, or (c) the institution of proceedings to terminate a Benefit Plan by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Benefit Plan.

         "UCC" means the Uniform Commercial Code as in effect from time to time in the State of Texas.

         "Unfunded Vested Accrued Benefits" means, with respect to any Benefit Plan at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Benefit Plan exceeds (b) the fair market value of all Benefit Plan assets allocable to such benefits, as determined using such reasonable actuarial assumptions and methods as are specified in the Schedule B (Actuarial Information) to the most recent Annual Report (Form 5500) filed with respect to such Benefit Plan.

         Section 1.2 Additional Terms Related to Definitions.

         (a) All terms defined in this Agreement shall have the above established definitions when used in any other Loan Documents, unless otherwise expressly set forth therein.

         (b) All accounting terms not specifically defined herein shall have the meanings generally attributed to such terms under GAAP.

         (c) The words "hereof", "herein" and "hereunder" and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

         (d) Titles of Articles and Sections in this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement.

         (e) Whenever the phrase "to the knowledge of the Borrower" or similar words are used herein, such phrase shall mean and refer to (i) the actual knowledge of any of the officers of Borrower, or (ii) the knowledge that such officers would have obtained if they had engaged in good faith in the diligent performance of their duties, including the making of such reasonable inquiries as would a prudent person.

         (f) The terms accounts, chattel paper, contract rights, deposit account, documents, equipment, general intangibles, instruments, investment property, general intangibles, goods and inventory, as and when used (without being capitalized) in this Agreement or the Loan Documents, shall have the meanings given to such terms in the UCC.

         Section 1.3 Exhibits and Schedules. All Exhibits and Schedules attached hereto are by reference made a part hereof.

                                   ARTICLE II
                REVOLVING CREDIT FACILITY AND TERM LOAN FACILITY

         Section 2.1 Revolving Loan. Subject to the terms and conditions of this Agreement, the Lender shall make Advances under the Revolving Loan to Borrower from time to time from the Effective Date to the Termination Date, as Borrower may request in accordance with SECTION 2.2, in an aggregate principal amount outstanding not to exceed at any time the LESSER OF (a) the Committed Sum MINUS the Financial Accommodations Reserve AND MINUS the Reserve, OR (b) the Borrowing Base. Borrower may borrow, repay and reborrow the principal of the Revolving Loan in accordance with the terms of this Agreement.

         Section 2.2 Advances Under the Revolving Loan. A request for an Advance under the Revolving Loan shall be made, or shall be deemed to be made, in the following manner:

                  (i) Borrower may request an Advance under the Revolving Loan by notifying the Lender (a "NOTICE OF BORROWING"), before 12:00 noon (Central time) on the proposed borrowing date, of its intention to borrow and specifying the effective date and amount of such proposed Advance. Any Notice of Borrowing may be made by telephone and confirmed in writing (including facsimile) with each writing being in a form acceptable to the Lender, PROVIDED that the failure to provide written confirmation shall not invalidate any telephonic notice and, if such written confirmation differs in any respect from the action taken by the Lender, the records of the Lender shall control absent manifest error.

                  (ii) Whenever a check is presented to the Lender for payment against an account of Borrower maintained with Lender in an amount greater than the then available balance in such account, such presentation shall be deemed to be a request for an Advance under the Revolving Loan on the date of such presentment in an amount equal to the excess of such check over such available balance, and such request shall be irrevocable. Lender shall not, however, have any obligation to make any Advances to cover any overdrafts and any such Advances shall be made in the sole discretion of Lender.

                  (iii) Unless payment is otherwise made by the Borrower, the becoming due of any amount required to be paid under any Loan Document (including principal and/or interest under the Notes) or of any Obligation shall be deemed to be a request for an Advance under the Revolving Loan on the due date in the amount required to pay such amount, and such request shall be irrevocable.

                  (iv) Whenever a drawing is made under a Letter of Credit or a Banker's Acceptance and Borrower fails to reimburse the Lender therefor, such failure to reimburse shall be deemed to be a request for an Advance under the Revolving Loan in the amount so unreimbursed.

         Section 2.3 Repayment of the Revolving Loan. The Revolving Loan shall be repaid as follows: (a) the outstanding principal amount of, and all accrued and unpaid interest on, the Revolving Loan is due and payable on the Termination Date; (b) if at any time the aggregate unpaid principal amount of the Revolving Loan exceeds the lesser of (i) the Committed Sum MINUS the Financial Accommodations Reserve and MINUS the Reserve, or (ii) the Borrowing Base, Borrower shall repay the Revolving Loan in the amount of such excess, together with accrued and unpaid interest on the amount repaid to the date of repayment; and (c) the Borrower hereby instructs the Lender to repay the Revolving Loan on any day in an amount equal to the amount received by the Lender on such day pursuant to SECTION 6.3.

         Section 2.4 Revolving Note. The Revolving Loan shall be evidenced by the Revolving Note.

         Section 2.5 Term Loan. Upon the terms and conditions of this Agreement, the Lender agrees to make a Term Loan to Borrower on the Effective Date in the amount of $4,850,000.

         Section 2.6 Repayment of Term Loan. The Term Loan is due and payable as follows: (i) accrued and unpaid interest, calculated at the rate set forth in
SECTION 3.1, shall be due and payable commencing on MAY 1, 1999, and continuing on the first (1st) day of each month thereafter, and (ii) principal installments in the amount of $51,196 each, shall be due and payable commencing on AUGUST 1, 1999, and continuing on the first (1st) day of each month thereafter until APRIL 20, 2002, when the then unpaid balance of Term Loan, together with all accrued and unpaid interest, shall be due and payable in full.

         Section 2.7 Term Note. The Term Loan and the obligation of Borrower to repay such Loan shall be evidenced by the Term Note.

         Section 2.8 Disbursement of Loans. The Borrower hereby irrevocably authorizes the

Lender to disburse the proceeds of Loans requested, or deemed to be requested, pursuant to this ARTICLE II as follows: (i) the proceeds of the Term Loan and each Advance requested under SECTION 2.2 (i) OR (ii) shall be disbursed by the Lender in lawful money of the United States of America in immediately available funds, (A) in the case of the Term Loan and the initial Advance under the Revolving Loan, in accordance with the terms of the written instructions from the Borrower to the Lender, and (B) in the case of each subsequent Advance, by credit to such account of Borrower maintained with Lender or any Affiliate(s) of Lender as may be agreed upon by Borrower and the Lender from time to time; and
(ii) the proceeds of each Advance requested under SECTION 2.2(iii) OR (iv) shall be disbursed by the Lender by way of direct payment of the relevant principal, interest or other Obligation, as the case may be.

         Section 2.9 Mandatory Prepayment. Upon any sale by Borrower of any of its equipment, any and all amounts received by Borrower as proceeds from the sale of any such equipment shall either (i) be paid, promptly upon receipt by Borrower, to the Lender, for application to the principal installments of the Term Loan in the inverse order of maturity, or (ii) be used, promptly upon receipt by Borrower, for the purchase of replacement equipment free and clear of any Liens other than the Liens in favor of Lender. Borrower shall also be obligated to prepay the Term Loan in full together with accrued and unpaid interest thereon upon any termination of this Agreement pursuant to SECTION 3.5 or otherwise or upon any acceleration of the Term Loan or the Revolving Loans pursuant to ARTICLE X.

         Section 2.10 Financial Accommodations. Upon the terms and conditions of this Agreement, Lender shall, from time to time, upon request by Borrower, issue Letters of Credit and Banker's Acceptances for the account of Borrower provided that (i) the maximum undrawn face amount of all Letters of Credit and Banker's Acceptances outstanding at any time (including the amount of the requested Letter of Credit or Banker's Acceptance) shall not exceed $500,000, (ii) Borrower would be entitled to an advance under SECTION 2.1 in the amount of the requested Letter of Credit or Banker's Acceptance, (iii) the Letter of Credit or Banker's Acceptance is for a business purpose, and (iv) any Letter of Credit or Banker's Acceptance issued hereunder shall terminate on or before the Termination Date. As a condition to the issuance of any Letter of Credit, Borrower shall execute and deliver to Lender its customary Letter of Credit application and shall pay to Lender upon issuance of such Letter of Credit, in addition to clerical issuance and transaction costs charged by Lender, a Letter of Credit fee as provided therein, in an amount equal to THREE PERCENT (3%) PER ANNUM of the unfunded face amount thereof. As a condition to the issuance of any Banker's Acceptance, Borrower shall execute and deliver to Lender such documents as it may request and pay to Lender upon the issuance of such Banker's Acceptance, in addition to clerical issuance and transaction costs charged by Lender, a Banker's Acceptance fee in the amount required by Lender. Each Letter of Credit and Banker's Acceptance shall be issued in a form satisfactory to Lender.

                                   ARTICLE III
                   GENERAL LOAN PROVISIONS; FEES AND EXPENSES

         Section 3.1 Interest.

         (a) Loans. Borrower will pay interest on the unpaid principal amount of the Revolving Loan and the Term Loan at a rate per annum equal to the LESSER OF
(A) the Maximum Rate, OR (B) Contract Rate, payable monthly in arrears on the first day of each calendar month commencing May 1, 1999, and computed by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

         (b) Other Obligations. The Borrower shall pay interest on the unpaid principal amount of each Obligation other than a Loan for each day from the day such Obligation becomes due and payable until such Obligation is paid at the LESSER OF (A) the Maximum Rate, OR (B) the Contract Rate, payable on demand.

         (c) Default Rate. From and after the occurrence of an Event of Default, the unpaid principal amount of each Obligation shall, at the option of Lender, bear interest until paid in full (or, if earlier, until such Event of Default is cured or waived in writing by the Lender) at a rate per annum equal to the LESSER OF (A) the Maximum Rate, OR (B) the Default Rate, payable on demand. The interest rate provided for in this SECTION 3.1(c) shall to the extent permitted by applicable law apply to and accrue on the amount of any judgment entered by a court of competent jurisdiction with respect to any Obligation and shall continue to accrue at such rate during any proceeding described in SECTION 10.1(e) or (f).

         (d) Usury Savings Clause. This Agreement, the Notes and all of the other Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws. If any provision hereof or of any of the other Loan Documents or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, NEITHER THE APPLICATION OF SUCH PROVISION TO ANY OTHER PERSON OR CIRCUMSTANCE NOR THE REMAINDER OF THE INSTRUMENT IN WHICH SUCH PROVISION IS CONTAINED SHALL BE AFFECTED THEREBY AND shall be enforced to the greatest extent permitted by law. It is expressly stipulated and agreed to be the intent of Lender and Borrower to comply at all times with the usury and other applicable laws now or hereafter governing the interest payable on the Obligations. If the applicable law is ever revised, repealed or judicially interpreted so as to render usurious any amount called for under the Obligations or under any of the Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Obligations, or if the acceleration of the maturity of Obligations, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by law, then it is the express intent of Borrower and Lender that all excess amounts theretofore collected by Lender be credited on the principal balance of the Obligations (or, if the Obligations have been paid in full, repaid to Borrower), and the provisions of the Loan Documents immediately shall be deemed reformed and the amounts thereafter collectable thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid, or agreed to be paid, by Borrower for the use, forbearance, detention, taking, charging, receiving or reserving to Lender under the Notes or arising under or pursuant to the other Loan Documents shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as such indebtedness is outstanding. To the extent federal law permits Lender to contract for, charge or receive a greater amount of interest, Lender will rely on federal law instead of the Texas Finance Code, as supplemented by Texas Credit Title for the purpose of determining the Maximum Rate. Additionally, to the maximum extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the Maximum Rate under the Texas Finance Code, as supplemented by Texas Credit Title, or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

         In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Agreement or the Loans. To the extent that Chapter 303 of the Texas Finance Code is applicable to the Loans or the Notes, the "WEEKLY CEILING" specified in Chapter 303 is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

         Section 3.2 Fees and Expenses.

         (a) Unused Facility Fee. As consideration for the Lender's commitment hereunder, Borrower agrees to pay to Lender an unused facility fee equal to ONE QUARTER PERCENT (0.25%) per annum of the average daily unused portion of the Committed Sum in effect from time to time, payable monthly in arrears, beginning May 1, 1999, and continuing on the first day of each month thereafter during the term of this Agreement and on the Termination Date.

         (b) Commitment Fee. Subject to SECTION 3.1(d), on the Agreement Date the Borrower shall pay to the Lender a commitment fee in the amount of $46,875 in consideration for Lender's agreement to make the Loans in accordance with the terms of this Agreement and in order to compensate the Lender for the costs associated with the Revolving Loan and the Term Loan. Such fee is in addition to the expenses that the Borrower has agreed to pay elsewhere in this Agreement.

         (c) Letter of Credit and Banker's Acceptance Fees. See SECTION 2.10.

         (d) Early Termination fees. See SECTION 3.5(b).

         (e) Expenses. See SECTION 11.2.

         (f) General. To the extent permitted under applicable law, Borrower and Lender agree that all fees are for compensation for Lender's commitment to make Advances hereunder and for services and are not interest or a charge for the use, forbearance or detention of money. All fees shall be fully earned by the Lender when due and shall not be subject to refund or rebate. BORROWER HEREBY AUTHORIZES THE LENDER TO INCREASE THE PRINCIPAL AMOUNT OF THE REVOLVING LOAN IN THE AMOUNT OF ANY FEES AND EXPENSES OWED BY THE BORROWER THAT ARE NOT PAID WHEN DUE.

         Section 3.3 Manner of Payment. (a) Each payment by Borrower on account of the principal of or interest on the Loans or of any fee or other amount payable to the Lender shall be made not later than 1:00 p.m. (Dallas, Texas time) on the applicable due date (or if such day is not a Business Day, the next succeeding Business Day). All payments shall be made to the Lender at the Lender's Office, in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.

         (b) Borrower hereby irrevocably authorizes the Lender and each Affiliate of the Lender to charge any account of Borrower maintained with the Lender or such Affiliate with such amounts as may be necessary from time to time to pay any Obligations which are not paid when due.

         Section 3.4 Records. The date and amount of each Advance made hereunder and each payment of principal, interest, costs, fees and expenses shall be maintained by the Lender in its records. All statements of account rendered by Lender to Borrower relating to the Obligations shall, in the absence of manifest error, be presumed to be correct unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection to such statement, specifying the errors contained therein.

         Section 3.5 Termination of Agreement.

         (a) Required Payments. On the Termination Date, the Borrower shall pay to the Lender (i) the aggregate amount of all Loans outstanding on such date,
(ii) accrued and unpaid interest on such Loans, (iii) all fees accrued and unpaid pursuant to SECTION 3.2 through the Termination Date, (iv) any amounts payable to the Lender pursuant to the other provisions of this Agreement, including, without limitation, SECTIONS 10.2, 11.2 and 11.8, (v) any and all other Obligations then outstanding, and (vi) an amount equal to the Financial Accommodations Reserve to be held by the Lender as cash collateral security for the payment of any outstanding Letter of Credit or Banker's Acceptance. Further, Borrower shall provide to Lender an indemnification agreement in form and substance satisfactory to the Lender with respect to returned and dishonored items and such other matters as the Lender shall require.

         (b) Early Termination. Upon 60 days prior written notice to the Lender, the Borrower may terminate this Agreement prior to the Termination Date. If Borrower terminates this Agreement prior to the Termination Date, Borrower acknowledges that (i) such termination would result in the loss to Lender of the benefits of this Agreement and that the damages incurred by Lender as a result of such termination are and would be difficult of ascertainment, and (ii) no such termination shall be effective until Borrower has paid to Lender all of the Obligations in immediately available funds, together with a sum certain as liquidated damages. Such liquidated damages, being Borrower' and Lender's best and fairest estimate of Lender's damages caused by such termination, shall be equal to (i) $75,000 if the termination occurs on or prior to the first anniversary of the Agreement Date, (ii) $50,000 if the termination occurs after the first anniversary of the Agreement Date but on or prior to the second anniversary of the Agreement Date, and (iii) $25,000 if the termination occurs after the second anniversary of the Agreement Date. Notwithstanding the foregoing, no early termination fee (other than any unpaid paid fees owed under SECTION 3.2(b) above) shall be payable in the event that Bank One, Texas, N.A. corporate banking group refinances the Loans in full with a conventional bank facility.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

         Section 4.1 Conditions Precedent. Notwithstanding any other provision of this Agreement, the Lender's obligation to make the first Advance under the Revolving Loan or any Advance under the Term Loan is subject to the fulfillment of each of the conditions precedent set forth in SECTIONS 4.2 and 4.3 prior to or contemporaneously with the making of such Advance.

         Section 4.2 Closing Documents. The Lender shall have received each of the following, all of which shall be satisfactory in form and substance to the Lender and its counsel:

         (1)      This Agreement;

         (2)      The Notes;

         (3) A certified copy of the articles of incorporation, and all amendments thereto, of Borrower, issued by the Secretary of State of the state of Borrower's incorporation together with a certificate of existence and good standing for Borrower issued by the such Secretary of State or the Comptroller of such State, as appropriate;

         (4)      A copy of the bylaws, and all amendments thereto, of Borrower;

         (5) Certification of incumbency of all officers of Borrower, certifying the name and signature of each such officer;

         (6) Corporate resolutions of Borrower duly adopted by Borrower's board of directors;

         (7) Certification by each jurisdiction in which Borrower is qualified (or is required to be qualified) as a foreign corporation to transact business, to the effect that Borrower is in good standing with respect to payment of franchise and similar taxes in such states;

         (8) All financing statements required by Lender in connection with perfection of Lender's security interests in the Collateral and all termination statements and other amendments to financing statements required by Lender to make Lender's security interest in the Collateral a first priority (and only) security interest therein subject, however, to the Permitted Liens;

         (9) Evidence of insurance in compliance with the requirements of this Agreement and such loss payable endorsements as may be required by Lender;

         (10) Executed landlord's waivers and consents for each location leased by Borrower and a mortgagee's waiver for each location owned by Borrower;

         (11) A Schedule of Inventory, a Schedule of Accounts and a Schedule of Equipment, each prepared as of a recent date;

         (12) Such Blocked Account Agreements as shall be required by the Lender duly executed by the applicable Collecting Bank and Borrower together with such Lockbox agreements as Lender shall require;

         (13) A Borrowing Base Certificate prepared as of the Effective Date duly executed and delivered by the chief financial officer of the Borrower;

         (14) A letter from Borrower to the Lender requesting the first Advance under each Loan to Borrower and specifying the method of disbursement;

         (15) Copies of all the financial statements referred to in SECTION 5.1(k) and meeting the requirements thereof;

         (16) A certificate of the President of Borrower stating that, to the best of his knowledge and based on an examination sufficient to enable him to make an informed statement, (a) all of the representations and warranties made or deemed to be made under this Agreement are true and correct as of the Effective Date, both with and without giving effect to the Loans to be made at such time and the application of the proceeds thereof, and (b) no Default or Event of Default has occurred and is continuing;

         (17) A signed opinion of Mayor, Day, Caldwell and Keeton and such local counsel as the Lender shall deem necessary or desirable;

         (18) Each of the other Loan Documents duly executed by the parties thereto;

         (19) Evidence reasonably satisfactory to Lender that after giving effect to the transactions contemplated herein that Borrower is Solvent;

         (20) A validity assurance agreement of D. M. Buchanan and D. Eugene Peters;

         (21) Satisfactory review by Lender of all licenses, contracts and contingent liabilities;

         (22) Receipt and approval of the consolidated and consolidating financial statements for Borrower for the period ending February 28, 1999;

         (23) Borrower shall have not less than $600,000 in excess availability under the Revolving Facility at closing after giving effect to the Advances to be made at Closing;

         (24) An title insurance policy on the real estate owned by Borrower and located in Texas and Arkansas, with such exceptions to title as are acceptable to Lender;

         (25) A survey of each tract of real property of Borrower located in Texas and Arkansas;

         (26) A deed of trust or mortgage on each tract of real property located in Texas and Arkansas granting to Lender a first lien therein and the deposit with the title company of a sufficient amount to pay all delinquent real estate taxes on such properties;

         (27) A Subordination Agreement executed by each holder of Indebtedness for Money Borrowed of Borrower;

         (28) An assignment of patents and trademarks assigning to Lender the patents and trademarks described on SCHEDULE 5.1 (z); and

         (29) Such other agreements, documents, instruments, certificates and financing statements as Lender may require.

         Section 4.3 Conditions to Subsequent Advances. The obligation of Lender to make each Advance subsequent to the initial Advance is subject to the following conditions precedent:

                  (a) Conditions to First Advance. All of the conditions precedent set forth in Section 4.2 were satisfied prior to the making of the initial Advance.

                  (b) No Defaults. As of the date of the making of the requested Advance, there exists no Default or Event of Default.

                  (c) Notice of Borrowing; Borrowing Base Report. Lender shall have received from Borrower (i) a duly executed Notice of Borrowing dated as of the date of the requested Advance, and (ii) a Borrowing Base Certificate executed by Borrower prepared as of a date not more than five (5) Business Days prior to the date of the requested Advance.

                  (d) Representations and Warranties. The representations and warranties contained in ARTICLE V hereof and in each of the other Loan documents shall be true in all material respects on the date of making of such Advance, with the same force and effect as though made on and as of such date.

                  (f) Adverse Change. No changes having a Material Adverse Effect (or that could reasonably be expected to cause or have a Material Adverse Effect) have occurred since the date of the financial statements referenced in SECTION 5.1(k).

         Section 4.4 No Waiver. Except as otherwise set forth in writing, no Advance shall constitute a waiver of any condition precedent to the obligation of Lender to make any further Advance or preclude Lender from thereafter declaring the failure of Borrower to satisfy such condition precedent to be an Event of Default.

         Section 4.5 Conditions Precedent for the Benefit of Lender. All conditions precedent to the obligation of Lender to make Advances are for the benefit of Lender.

         Section 4.6 Effect of Notice of Borrowing. Each Notice of Borrowing shall be deemed to be a representation and warranty by Borrower that the matters set forth in SECTION 4.3 are true and correct as of the date of the requested Advance.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         Section 5.1 Representations and Warranties. The Borrower jointly and severally represent and warrant to the Lender as follows:

         (a) Organization; Power; Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is authorized to do business in each other state in which the nature of its properties or its activities requires such authorization. The jurisdictions in which Borrower is qualified to do business as a foreign corporation are listed on SCHEDULE 5.1(a).

         (b) Authorization; Enforceability. Borrower has the corporate power and authority to, and is duly authorized to, execute and deliver the Loan Documents to be executed by Borrower. All of the Loan Documents to which Borrower is a party, constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights generally.

         (c) Subsidiaries; Ownership. Except as shown SCHEDULE 5.1(c), Borrower does not have any Subsidiaries. The outstanding stock of Borrower has been duly and validly issued and is fully paid and nonassessable and, as of the date hereof, the number and owners of such shares of capital stock are set forth on
SCHEDULE 5.1(c).

         (d) Conflicts. Neither the execution and delivery of the Loan Documents, nor consummation of any of the transactions therein contemplated nor compliance with the terms and provisions thereof, will contravene any provision of law, statute, rule or regulation to which Borrower or any Obligor or is subject or any judgment, decree, license, order or permit applicable to Borrower or any Obligor or will conflict or be inconsistent with, or will result in any breach of any of the terms of the covenants, conditions or provisions of, or constitute a delay under, or result in the creation or imposition of a Lien (except Liens in favor of Lender) upon, any of the property or assets of Borrower or any Obligor pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower or any Obligor is a party or by which Borrower or any Obligor may be bound or subject, or violate any provision of the Articles of Incorporation or bylaws of Borrower or any Obligor.

         (e) Consents, Governmental Approvals, Etc. No Governmental Approval nor any consent, approval, authorization or order of any third Person (other than those which have been obtained prior to the date hereof and of which Borrower have notified Lender in writing on the date of the making of this representation and warranty) is required in connection with the execution, delivery and performance by Borrower and each Obligor of the Loan Documents executed by such Person. Borrower is in compliance with all applicable Governmental Approvals and in compliance with all other applicable laws including, without limitation, all Environmental Laws and all applicable occupational health and safety laws the noncompliance with which would reasonably be expected to have a Material Adverse Effect.

         (f) Business. Borrower is engaged principally in the business of the manufacture of materials handling equipment and accessories.

         (g) Title; Liens. Except for items described in SCHEDULE 5.1(g) and for Permitted Liens, all of the properties and assets of Borrower are free and clear of all Liens and other adverse claims of any nature, and Borrower has good and marketable title to such properties and assets. Other than financing statements in favor of Lender, no financing statement is on file under the Uniform Commercial Code of any state naming Borrower as "Debtor". Each Lien granted, or intended to be granted, to Lender pursuant to the Loan Documents is a valid, enforceable, perfected, first priority lien and security interest, subject only to Permitted Liens.

         (h) Indebtedness and Guaranties. Set forth on SCHEDULE 5.1(h) is a complete and correct listing of all of Borrower's (i) Indebtedness for Money Borrowed, and (ii) Guaranties. Borrower is not in default of any provision of any agreement evidencing or relating to such any such Indebtedness or Guaranty.

         (i) Suits, Actions, Etc.. Except as disclosed on SCHEDULE 5.1 (i), there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, threatened in any court or before or by any Governmental Authority against or affecting Borrower, any Obligor or any of the Collateral that would reasonably be expected to have a Material Adverse Effect.

         (j) Tax Returns and Payments. All tax returns required to be filed by Borrower in any jurisdiction have been filed and all taxes (including property taxes), assessments, fees and other governmental charges upon Borrower or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a lien thereon, except for any such nonpayment which is at the time permitted under SECTION 7.4.

         (k) Financial Condition. Borrower has delivered to Lender copies of (i) the consolidated balance sheet of Borrower for its fiscal year ending, June 30, 1998, and the related statements of income and retained earnings for the year ended on such date, and (ii) its unaudited balance sheet as of February 28, 1999, and the related statement of income for the eight month period then ended; such financial statements fairly present the financial condition of Borrower as of such date and have been prepared in accordance with GAAP (except for the omission of footnotes). As of the date hereof, there are no obligations, liabilities or Indebtedness (including contingent and indirect liabilities and obligations or unusual forward or long-term commitments) of Borrower which are not reflected in such financial statements; and no event or circumstance has occurred since the date of such financial statements which has had or could reasonably be expected to have a Material Adverse Effect.

         (l) ERISA. Neither Borrower nor any Related Company maintains or contributes to any Benefit Plan other than those listed on SCHEDULE 5.1(l). Further, (i) no Reportable Event (is defined in ERISA) has occurred and is continuing with respect to any Benefit Plan, (ii) the PBGC has not instituted proceedings to terminate any Benefit Plan, (iii) neither Borrower nor any duly-appointed administrator of any Benefit Plan (A) has incurred any liability to the PBGC with respect to any Benefit Plan other than for premiums not yet due or payable, or (B) has instituted or intends to institute proceedings to terminate any Benefit Plan under Sections 4041 or 4041A of ERISA or withdraw from any Multi-Employer Pension Plan (as that term is defined in Section 3(37) of ERISA), (iv) each Benefit Plan of Borrower has been maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA applicable thereto, and (v) no material liability to the PBGC or to a Multiemployer Plan has been, or is expected by Borrower to be, incurred by Borrower or any Related Company.

         (m) Defaults. No Default or Event of Default has occurred and is continuing.

         (n) No Untrue Statements. No certificate or statement delivered to Lender by Borrower or any Obligor in connection herewith contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being materially misleading. To the best of Borrower's knowledge, there is no existing fact or condition that has not been disclosed to Lender in writing which could reasonably be expected to have a Material Adverse Effect.

         (o) Solvency. After giving effect to the transactions contemplated by this Agreement, Borrower is Solvent.

         (p) Accounts. All Accounts of Borrower now or hereafter listed or referred to on any Borrowing Base Certificate delivered to Lender are Eligible Accounts as of the date of such report unless otherwise indicated in such report.

         (q) Inventory. All inventory included in any Borrowing Base Certificate is Eligible Inventory, except as disclosed in such Borrowing Base Certificate. All inventory of Borrower is in good condition and is currently saleable in the normal course of Borrower's business. Set forth on SCHEDULE 5.1(q) is (i) the address of each facility at which inventory is located, and (ii) if the facility is leased or is a third party warehouse or processor location, the name of the landlord or such third party warehouseman or processor. All inventory is located on the premises set forth on SCHEDULE 5.1(q) or is in transit to one of such locations, except as otherwise disclosed in writing to the Lender.

         (r) Equipment. All equipment is in good order and repair in all material respects. Set forth on SCHEDULE 5.1(r) is (i) the address of each facility at which equipment (other than motor vehicles) is located, and (ii) if such facility is leased, the name of the landlord. Except as set forth on
SECTION 5.1(r), within the past five (5) years no equipment has been located at any other location.

         (s) Place of Business. The place of business of Borrower (or if Borrower has more than one place of business, its chief executive office) is at the address or addresses set forth on SCHEDULE 5.1 (s) and the books and records relating to the accounts are located at the address or addresses set forth on
SCHEDULE 5.1(s). Except as set forth on SCHEDULE 5.1(s), Borrower has not maintained its chief executive office or the books and records relating to any accounts at any other address at any time during the previous five (5) years.

         (t) Corporate and Fictitious Names; Trade Names. Except as disclosed on
SCHEDULE 5.1 (t), Borrower has not, during the five (5) years preceding the date hereof, (i) been known as or used any other corporate, fictitious or tradenames,
(ii) been the surviving corporation of a merger or consolidation, or (iii) acquired all or substantially all of the assets of any Person.

         (u) Federal Regulations. Borrower is not (i) engaged, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each of the quoted terms is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System), or (ii) an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

         (v) Employee Relations. Borrower is not aware of any pending, threatened or contemplated strikes, work stoppage or other labor disputes involving its employees. Further, Borrower is not a party to any collective bargaining agreement nor has any labor union been recognized as the representative of Borrower's employees;

         (w) Intellectual Property. Borrower owns or possesses all Intellectual Property required to conduct its business as now and presently planned to be conducted without, to its knowledge, conflict with the rights of others, and
SCHEDULE 5.1(z) lists all material Intellectual Property owned by Borrower.

         (x) Payroll Taxes. Borrower has made all payroll tax deposits for all of its employees on or before the date when due. Each Advance for payroll was for the gross payroll and included the amount of all necessary or appropriate tax deposits.

         (y) Year 2000. Borrower represents and warrants as follows to Lender that: (i) as of the date of any request for an advance under the Revolving Credit Facility, (ii) as of the date of any renewal, extension or modification of the Revolving Credit Facility, and (iii) at all times the Revolving Credit Facility or Lender's commitment to make advances under the Revolving Credit Facility is outstanding:

                  (A) All devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology (jointly and severally the "Systems") necessary for Borrower to carry on its business as presently conducted and as contemplated to be conducted in the future are Year 2000 Compliant or will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of Borrower's business operations except where a failure to be Year 2000 Compliant would not reasonably be expected to have a Material Adverse Effect. For purposes of these provisions, "Year 2000 Compliant" means that such Systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product or, date data which represents or references different centuries or more than one century.

                  (B) Borrower has:(1) undertaken a detailed inventory, review, and assessment of all areas within its business and operations that could be adversely affected by the failure of Borrower to be Year 2000 Compliant on a timely basis; (2) developed a detailed plan and time line for becoming Year 2000 Compliant on a timely basis, and (3) to date, implemented that plan in accordance with that timetable in all material respects.

                  (C) Borrower has made written inquiry of each of its key suppliers, vendors, and customers and has obtained written confirmations from all such persons, as to whether such persons have initiated programs to become Year 2000 Compliant and on the basis of such confirmations, Borrower reasonably believes that all such persons will be or become so compliant. For purposes hereof, "key suppliers, vendors, and customers" refers to those suppliers, vendors, and customers of Borrower whose business failure would, with reasonable probability, result in a Material Adverse Effect. For purposes of this paragraph, Lender, as a lender of funds under the Revolving Credit Facility, confirms to Borrower that Lender has initiated its own corporate-wide Year 2000 program with respect to its lending activities.

                  (D) The fair market value of all real and personal property, if any, pledged to Lender as Collateral to secure the Obligations is not and shall not be less than currently anticipated and is not subject to substantial deterioration in value because of the failure of such Collateral to be Year 2000 Compliant.

         Section 5.2 Survival of Representations. All representations and warranties by Borrower herein shall be deemed to have been made on the Effective Date and the date of each Advance; provided, however, that representations and warranties which, by their terms are applicable only to one date shall be deemed to be made only as of such date. All such representations and warranties shall survive the execution, delivery and termination of this Agreement, and any investigation at any time made by or on behalf of Lender shall not diminish Lender's right to rely thereon.

                                   ARTICLE VI
                   SECURITY INTEREST AND COLLATERAL COVENANTS

         Section 6.1 Security Interest. To secure the payment and performance of the Obligations, Borrower hereby mortgages, pledges and assigns to the Lender all of the Collateral of Borrower, and grants to the Lender a security interest and Lien in and upon, all of the

Collateral of Borrower.

         Section 6.2 Continued Priority of Security Interest. (a) Except as otherwise consented to in writing by Lender, the security interest of Lender in the Collateral shall at all times be valid, perfected and enforceable as security for the Obligations, and the Collateral shall not at any time be subject to any Liens that are prior to, on a parity with or junior to the security interest of Lender, other than Permitted Liens.

         (b) Borrower shall, at its sole cost and expense, take all actions that may be necessary or desirable, or that the Lender may reasonably request, to at all times maintain the validity, perfection, enforceability and first priority of the security interest of Lender in the Collateral in conformity with the requirements of SECTION 6.2(a) and to enable the Lender to exercise or enforce its rights hereunder.

         (c) Borrower shall: (i) pay all taxes, assessments and other claims lawfully levied or assessed on any of the Collateral, except to the extent that such taxes, assessments and other claims constitute Permitted Liens or are permitted by SECTION 7.4, (ii) diligently seek to obtain, after the Agreement Date, landlords', mortgagees' or mechanics' releases, subordinations or waivers,
(iii) deliver to the Lender, endorsed or accompanied by such instruments of assignment as the Lender may specify, and stamped or marked in such manner as the Lender may reasonably specify, any and all chattel paper, instruments, letters and advices of guaranty and documents evidencing or forming a part of the Collateral, and (iv) execute and deliver financing statements, pledges, designations, hypothecation, notices and assignments, in each case in form and substance reasonably satisfactory to the Lender, relating to the creation, validity, perfection, maintenance or continuation of the security interest of Lender in the Collateral under the UCC or other applicable law.

         Section 6.3 Collection of Accounts. (a) Borrower shall cause all moneys, checks, notes, drafts and other payments relating to or constituting proceeds of accounts, or of any other Collateral, to be forwarded to a Lockbox for deposit in (i) the Collection Account, if such Lockbox is maintained pursuant to a Lockbox agreement with Lender, and (ii) a Blocked Account, if such Lockbox is maintained with a Collecting Bank pursuant to a Blocked Account Agreement, in accordance with the procedures set out in the corresponding Blocked Account Agreement. In particular, Borrower will (i) advise each Account Debtor to address to a Lockbox specified by Lender all remittances with respect to amounts payable on all accounts, and (ii) stamp all invoices relating to any such amounts with a legend satisfactory to the Lender indicating that payment is to be made to Borrower via such specified Lockbox.

         (b) The Borrower and the Lender shall cause all balances in each Blocked Account to be transmitted daily to the Collection Account by wire transfer or depository transfer check or Automated Clearing House transfer in accordance with the procedures set forth in the corresponding Blocked Account Agreement. All deposits in the Collection Account shall be credited to the payment of the Obligations, on the Business Day of actual receipt by Lender. Such credits shall be conditioned upon final payment in cash or solvent credits of the items giving rise to such credits. So long as no Default or Event of Default has occurred and is continuing, any balance remaining after payment in full of the Obligations shall be transferred to such account as the Borrower and the Lender may agree. Notwithstanding that deposits will be applied to the Obligations on the date of receipt, Lender shall charge to Borrowers two days' float on all such deposits for purposes of interest calculations. The charging of float days as aforesaid shall in all respects be subject to SECTION 3.1(d) and limited so that interest on the Obligations is at all times less than interest at the Maximum Rate.

         (c) Any moneys, checks, notes, drafts or other payments referred to in CLAUSE (a) of this SECTION 6.3 which are received by or on behalf of Borrower will be held in trust for the Lender and will be (i) deposited in the Collection Account, or (ii) delivered to the Lender at the Lender's Office, in each case as promptly as possible in the exact form received, together with any necessary endorsements.

         Section 6.4 Verification and Notification. The Lender shall have the right at any time and from time to time (a), in the name of the Lender, an assumed name of Lender or in the name of Borrower, to verify the validity, amount or any other matter relating to any accounts by mail, telephone, facsimile, e-mail, hand delivery or otherwise, and (b) to notify the Account Debtors of the assignment of such accounts to the Lender and to direct such Account Debtor to make payment of all amounts due or to become due thereunder directly to the Lender and, upon such notification and at the expense of the Borrower, to enforce collection of any such accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Borrower might have done.

         Section 6.5 Disputes, Returns and Adjustments. (a) In the event amounts due and owing under any account in excess of $75,000 are in dispute between the Account Debtor and Borrower, Borrower shall provide the Lender with prompt written notice thereof.

         (b) Borrower shall notify the Lender promptly of all returns and credits in respect of any account, which notice shall specify the accounts affected and be included in the Borrowing Base Certificate delivered to Lender in accordance with SECTION 8.3(e). If Borrower becomes aware of any pending return or credit in excess of $75,000, Borrower shall notify Lender promptly thereof and shall specify the account affected, the related Account Debtor and the goods to be returned.

         (c) Borrower may, in the ordinary course of business and prior to a Default or an Event of Default, grant any extension of time for payment of any account or compromise, compound or settle the same for less than the full amount thereof or release wholly or partly any Person liable for the payment thereof or allow any credit or discount whatsoever thereon; PROVIDED that (i) no such action results in the reduction of the amount payable with respect to any account by the lesser of ten percent (10%) or $10,000, and (ii) the Lender is notified promptly (but not less often than ten (10) days after the end of each Month) of the amount of such adjustments and the account(s) affected thereby.

         Section 6.6 Invoices. Upon the reasonable request of the Lender, Borrower shall deliver to the Lender, at the Borrower' expense, copies of customers' invoices or the equivalent, original shipping and delivery receipts or other proof of delivery, customers' statements, the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to accounts and such other documents and information relating to the accounts as the Lender shall specify.

         Section 6.7 Delivery of Instruments. In the event any account is at any time evidenced by a promissory note or notes, trade acceptance or any other instrument for the payment of money, the Borrower will promptly thereafter deliver such instruments to the Lender, appropriately endorsed to the Lender, together with all related or supporting documentation.

         Section 6.8 Ownership and Defense of Title. (a) Except for Permitted Liens, Borrower shall at all times be the sole owner of each and every item of Collateral and shall not grant, create, suffer or permit to exist any Lien on, or sell, lease, exchange, assign, transfer, or covey title to, or otherwise dispose of, any of the Collateral or any interest therein, except for (i) sales of inventory in the ordinary course of business and (ii) dispositions resulting from casualty or condemnation. The inclusion of "proceeds" of the Collateral under the security interest of Lender shall not be deemed a consent by+ the Lender to any other sale or other disposition of any part or all of the Collateral.

         (b) Borrower shall defend its title in and to the Collateral and shall defend the security interest of Lender in the Collateral against the claims and demands of all Persons.

         (c) Borrower shall (i) protect and preserve all properties material to its business, including Intellectual Property, and maintain all tangible property in accordance with prudent business practices, and (ii) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties necessary for the conduct of its business.

         Section 6.9 Location of Offices and Collateral. Borrower will not change the location of its place of business (or, if it has more than one place of business, its chief executive office) or the place where it keeps its books and records relating to the Collateral or change its name, identity or corporate structure without giving the Lender 30 days' prior written notice thereof. All inventory, other than inventory in transit to any such location, and all equipment, other than motor vehicles, will at all times be kept by the Borrower at one of the locations set forth in SCHEDULES 5.1(q) and 5.1(r), respectively, and shall not, without the prior written consent of the Lender, be removed therefrom except for sales of inventory in the ordinary course of Borrower's business and, so long as no Event of Default shall have occurred and be continuing, sales of equipment permitted under SECTION 2.9.

         Section 6.10 Records Relating to Collateral. (a) Borrower will at all times keep and maintain (i) complete and accurate records of inventory on a basis consistent with past practices of Borrower, itemizing and describing the kind, type and quantity of inventory and Borrower's cost therefor and a current price list for such inventory, (ii) complete and accurate records of all other Collateral, (iii) a list of all customers of Borrower with names, addresses and phone numbers, (iv) a list of all distributors for each product line included in such Borrower's inventory, (v) a current customer open order report against current inventory, and (vi) a current list of all salesmen and employees of Borrower. Data bases containing the foregoing shall at all times be accessible and available to Lender.

         (b) Borrower will conduct a physical count of all inventory, wherever located, at least annually and make adjustments to its books and records to reflect the findings of such count and such adjustments shall be immediately reported to Lender.

         Section 6.11 Inspection. The Lender (by any of its officers, employees or agents) shall have the right at any time or times to (a) visit the properties of Borrower, inspect the Collateral and the other assets of Borrower and inspect and make extracts from the books and records of Borrower, all during customary business hours, (b) discuss Borrower's business, financial condition, results of operations and business prospects with Borrower's (i) principal officers, and
(ii) independent accountants and other professionals providing services to Borrower, (c) verify the amount, quantity, value and condition of, or any other matter relating to, any of the Collateral and in this connection to review, audit and make extracts from all records and files related to any of the Collateral, and (d) access and copy the records, lists, reports and data bases referred to in SECTION 6.10. Borrower will deliver to the Lender upon request any instrument necessary to authorize an independent accountant or other professional to have discussions of the type outlined above with the Lender or for the Lender to obtain records from any service bureau maintaining records on behalf of Borrower.

         Section 6.12 Maintenance. Borrower shall maintain in good working order and condition all of its equipment that is in operating condition on the date hereof.

         Section 6.13 Power of Attorney. Borrower hereby appoints the Lender as its attorney, with power (a) to endorse the name of Borrower on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the Lender's possession, and (b) to sign the name of Borrower on any invoice or bill of lading relating to any accounts, inventory or other Collateral, on any drafts against customers related to letters of credit, on schedules and assignments of accounts furnished to the Lender by Borrower, on notices of assignment, financing statements and other public records relating to the perfection or priority of the security interest of Lender or verifications of account and on notices to or from customers.

         Section 6.14 Notice of Litigation and Other Matters. Borrower shall provide to Lender prompt notice of:

         (a) the commencement, to the extent Borrower is aware of the same, of all proceedings and investigations by or before any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Borrower or any Affiliate of Borrower or any of their respective property, assets or businesses which could reasonably be expected to, singly or in the aggregate, have a Material Adverse Effect,

         (b) any amendment of the articles of incorporation or by-laws of Borrower,

         (c) any change in the business, financial condition, results of operations or business prospects of Borrower or any Affiliate of Borrower which has had or could reasonably be expected to have any Material Adverse Effect and any change in the executive officers of Borrower, and

         (d) any (i) Default or Event of Default, or (ii) event that, with the passage of time or giving of notice or both, would constitute a default or event of default by Borrower under any material agreement (other than this Agreement) to which Borrower is a party or by which Borrower or any of its property may be bound.

                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

         So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees as follows:

         Section 7.1 Preservation of Corporate Existence and Similar Matters. Borrower shall preserve and maintain its corporate existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization including, without limitation, the jurisdictions described on SCHEDULE 5.1(a).

         Section 7.2 Compliance with Applicable Law. Borrower shall comply with all applicable laws relating to Borrower except where noncompliance would not reasonably be expected to have a Material Adverse Effect.

         Section 7.3 Conduct of Business. Borrower shall engage only in substantially the same businesses conducted by Borrower on the Effective Date.

         Section 7.4 Payment of Taxes and Claims. Borrower shall pay or discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of Borrower, EXCEPT that this
SECTION 7.4 shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the appropriate books.

         Section 7.5 Accounting Methods and Financial Records. Borrower shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied.

         Section 7.6 Use of Proceeds. Borrower shall (a) use the proceeds of (i) the first Advance and the Term Loan to pay the amounts indicated in SCHEDULE 7.6 to the Persons indicated therein, and (ii) all subsequent Advances under the Revolving Loan only for working capital and general business purposes, and (b) not use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation G or U of the Board of Governors of the Federal Reserve System) or for any other purpose which would involve a violation of such Regulation G or U or Regulation T or X of such Board of Governors or for any other purpose prohibited by law or by the terms and conditions of this Agreement.

         Section 7.7 Hazardous Waste and Substances; Environmental Requirements.
(a) Borrower shall (i) except where noncompliance would not reasonably be expected to have Material Adverse Effect, comply with all laws, governmental standards and regulations applicable to Borrower or to any of its assets in respect of occupational health and safety laws, rules and regulations and Environmental Laws, (ii) promptly notify the Lender of its receipt of any notice of a violation of any such law, rule, standard or regulation, and (iii) indemnify and hold the Lender harmless from all loss, cost, damage, liability, claim and expense incurred by or imposed upon the Lender on account of Borrower's failure to perform its obligations under this SECTION 7.7.

         (b) Whenever Borrower gives notice to the Lender pursuant to this
SECTION 7.7, Borrower shall, at the Lender's request and Borrower' expense, (i) cause an independent environmental engineer acceptable to the Lender to conduct such tests of the site where the noncompliance or alleged noncompliance with Environmental Laws has occurred and prepare and deliver to the Lender a report setting forth the results of such tests, a proposed plan to bring Borrower into compliance with such Environmental Laws and an estimate of the costs thereof, and (ii) provide to the Lender a supplemental report of such engineer whenever the scope of the noncompliance or the response thereto or the estimated costs thereof shall materially change.

         Section 7.8 Accuracy of Information. All written information, reports, statements and other papers and data furnished to the Lender shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Lender true and accurate knowledge of the subject matter; provided, however, that with respect to any forecast or projection, such forecast or projection shall be based upon reasonable assumptions made by Borrower.

         Section 7.9 Revisions or Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules originally attached hereto become outdated or incorrect in any material respect, Borrower shall provide promptly to the Lender such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); PROVIDED that no such revisions or updates to any Schedule(s) shall be deemed to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule(s) unless and until the Lender, in its sole discretion, shall have accepted in writing such revisions or updates to such Schedule(s).

         Section 7.10 ERISA. Borrower shall provide to Lender, as soon as possible and in any event within 30 days after the date that: (a) any Termination Event with respect to a Benefit Plan has occurred or will occur, (b) the aggregate present value of the Unfunded Vested Accrued Benefits under all Plans has increased to an amount in excess of $0, or (c) Borrower is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, a certificate of the President or the chief financial officer of Borrower setting forth the details of such of the events described in CLAUSES (a) through (c) as applicable and the action which is proposed to be taken with respect thereto and, simultaneously with the filing thereof, copies of any notice or filing which may be required by the PBGC or other agency of the United States government with respect to such of the events described in CLAUSES (a) through
(c) as applicable.

         Section 7.11 Insurance. Borrower shall keep or cause to be kept adequately insured by financially sound and reputable insurers all of its property usually insured by persons or entities engaged in the same or similar businesses. Without limiting the foregoing, Borrower shall insure the Collateral and all real estate and improvements owned by Borrower against loss or damage by fire, theft, burglary, pilferage, business interruption and such other hazards as usual and customary in Borrower's industry, and all premiums thereon shall be paid by Borrower and copies of the policies delivered to Lender. If Borrower fails to do so, Lender may procure such insurance and charge the cost to Borrower's account. Each policy of insurance covering the Collateral and/or real estate and improvements shall provide that at least ten (10) days prior written notice of cancellation or notice of lapse must be given to Lender by the insurer. All insurance policies required under this SECTION 7.11 shall name the Lender as an additional named insured and shall contain loss payable endorsements in the form provided by the Lender. So long as no Event of Default has occurred and is continuing, (i) proceeds of insurance in respect of a loss of $300,000 or less shall be remitted to Borrower to rebuild, restore or replace the damaged or destroyed property, and (ii) proceeds of insurance in respect of a loss of more than $300,000 shall be paid to Lender and, at its option, either (A) used to rebuild, restore or replace the damaged or destroyed property, or (B) applied to the payment or prepayment of the Obligations in such order as Lender may require. After the occurrence and during the continuation of an Event of Default, all insurance proceeds shall be, at the option of the Lender in its sole discretion, either
(i) applied to rebuild, restore or replace the damaged or destroyed property, or
(ii) applied to the payment or prepayment of the Obligations.

         Section 7.12 Payroll Taxes. Borrower shall at all times make all payroll tax deposits for all of its employees on or before the date when due. Further, Borrower understands and agrees that Advances for payroll shall only be made for "gross payroll", which shall include all necessary or appropriate payroll tax deposits.

         Section 7.13 Year 2000. Borrower covenants and agrees with Lender that, while any Obligations are outstanding or while the Revolving Credit Facility is in effect, Borrower will:

         (a) Furnish such additional information, statements and other reports with respect to Borrower's activities, course of action and progress towards become Year 2000 Compliant as Lender may request from time to time.

         (b) In the event of any change in circumstances that causes or will likely cause any of Borrower's representations and warranties with respect to its being or become Year 2000 Compliant to no longer be true (hereinafter, referred to as a "Change in Circumstances") then Borrower shall promptly, and in any event within ten (10) days of receipt of information regarding a Change in Circumstance, provide Lender with written notice (the "Notice") that describes in reasonable detail the Change in Circumstances and how such Change in Circumstances caused or will likely cause Borrower's representations and warranties with respect to being or become Year 2000 Compliant to no longer be true. Borrower shall, within ten (10) days of a request, also provide Lender with any additional information Lender requests of Borrower in connection with the Notice and /or Change in Circumstances.

         (c) Promptly upon its becoming available, furnish to Lender one copy of each financial statement, report, notice, or proxy statement sent by Borrower to stockholders generally and of each regular or periodic report, registration statement or prospectus filed by Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which Borrower is a party. For purposes of these provisions, "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over Borrower or any of its business, operations or properties.

         (d) Give any representative of Lender access during all business hours to, and permit such representative to examine, copy or make excerpts from any and all books, records and documents in the possession of Borrower and relating to its affairs, and to inspect any of the properties and Systems of Borrower, and to project test the Systems to determine if they are Year 2000 Compliant in an integrated environment, all at the sole cost and expense of Lender.

         Section 7.14 Key Man Life Insurance. Within thirty (30) days after the date hereof, Borrower shall deliver to Lender (i) the originals of key man life insurance polices in the amount of $1,000,000 on each of D. M. Buchanan and G.
E. Peters, and (ii) an assignment of such policies duly executed by the issuer thereof and D. M. Buchanan and G. E. Peters. Further, Borrower shall at all times maintain such policies in full force and effect.

         Section 7.15 Audited Financial Statements; Patent and Trademark Search; Flood Insurance. Within thirty (30) days after the date hereof, Borrower shall deliver to Lender (i) the audited, consolidated balance sheet of Borrower for its fiscal year ending June 30, 1998, and the related statements of income and retained earnings for the year ended on such date, certified by independent public accountants to Borrower without qualification, (ii) a search of the U.S. Patent and Trademark Office showing title to the patents and trademarks on
SCHEDULE 5.1 (z) to be in Borrower, free and clear of any Liens, or, in the event there exist any Liens, releases thereof, and (iii) an opinion from Borrower's counsel that this Agreement and the Notes Constitute "Debt Agreements" under the Borrower's Series D Preferred Stock, in form and substance acceptable to Lender.

                                  ARTICLE VIII
                       FINANCIAL AND COLLATERAL REPORTING

         So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, the Borrower shall furnish to the Lender at the Lender's
Office:

         Section 8.1 Financial Statements.

         (a) Audited Year-End Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, copies of the audited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related audited statements of income, shareholders' equity and cash flow for such fiscal year, in each case setting forth in comparative form the figures for the previous year of Borrower and each of its Subsidiaries and certified by independent certified public accountants selected by Borrower and acceptable to the Lender.

         (b) Monthly Financial Statements. As soon as available, but in any event within thirty (30) days after the end of each month of Borrower, copies of the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such month and the related unaudited income statement for Borrower and its Subsidiaries for such month and for the portion of the fiscal year of Borrower through such month, certified by the chief financial officer of Borrower as presenting fairly the financial condition and results of operations of the Borrower and its Subsidiaries as of the date thereof and for the periods ended on such date, subject to normal year end adjustments.

         (c) Projected Financial Statements. Within 60 days prior to the end of each fiscal year of Borrower, forecasted financial statements, prepared by Borrower, consisting of consolidated and consolidating balance sheets, cash flow statements and income statements of Borrower and its Subsidiaries, reflecting projected borrowing hereunder and setting forth the assumptions on which such forecasted financial statements were prepared, covering the one-year period until the next fiscal year end.

All financial statements referred to in CLAUSES (a) and (b) shall be complete and correct in all material respects and shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the omission of footnotes) applied consistently throughout the periods reflected therein. The projections set forth in CLAUSE (c) above shall be based upon reasonable assumptions made by Borrower as of the date of such projections.

         Section 8.2 Compliance Certificate. Together with each delivery of financial statements required by SECTION 8.1(a) and (b), a certificate of Borrower's President or chief financial officer in substantially the form of EXHIBIT B (a) stating that, based on an examination sufficient to enable him to make an informed statement, no Default or Event of Default exists or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default or Event of Default, and (b) setting forth the calculations necessary to establish whether or not the Borrower were in compliance with the covenants contained in SECTIONS 9.1(a), (b), (c), 9.2 AND
9.3 as of the date of such statements.

         Section 8.3 Collateral Information and Reports.

         (a) Schedules of Accounts. Not less often than fifteen (15) days after the end of each calendar month, a Schedule of Accounts listing all accounts of Borrower as of the last Business Day of such month setting forth (A) the name of each Account Debtor together with account balances detailed by invoice number, amount (and any applicable rebate or discount), invoice date and terms, (B) aging of all accounts setting forth accounts thirty (30) days old or less, accounts over thirty (30) days but less than sixty-one (61) days old, accounts over sixty (60) days but less than ninety-one (91) days old, accounts over ninety (90) days old and less than one hundred twenty-one (121) days and accounts over one hundred twenty (120) days old, and (C) a reconciliation of the Schedule of Accounts to the Lender's loan ledger report and Borrower' month-end general ledger and monthly financial statement.

         (b) Schedules of Accounts Payable. Not less often than fifteen (15) days after the end of each calendar month, a statement of accounts payable of Borrower as of the last Business Day of such month setting forth (A) a detailed aged trial balance of all Borrower's then existing accounts payable, specifying the name of and the balance due to each creditor, and (B) a reconciliation to the schedule of accounts payable delivered in respect of the next preceding month.

         (c) Schedule of Inventory. Not less often than fifteen (15) days after the end of each calendar month, (i) a Schedule of Inventory, based upon Borrower' perpetual inventory, as of the last Business Day of such month, itemizing by description, part number, quantity and location all inventory of Borrower and the cost thereof and, if the foregoing is not available on computer disk, a summary of inventory by category, (ii) a detailed statement of all inventory that is not located on the premises described on SCHEDULE 5.1(q),
(iii) an inventory turnover report, in form and substance acceptable to Lender, and (iv) a reconciliation of the Schedule of Inventory to the Lender's loan ledger report and Borrower's general ledger.

         (d) Borrowing Base Certificate. Not less often than five (5) days after the last Business Day of each week, a Borrowing Base Certificate, along with supporting documentation, in form and substance satisfactory to Lender (including but not limited to information on sales, credit, collections, adjustments and inventory changes), prepared as of the close of business on the last Business Day of such week signed by the president, chief financial officer or treasurer of Borrower, which Borrowing Base Certificate upon delivery shall be deemed to (i) reaffirm Borrower's compliance with all covenants, representations, and warranties in this Agreement and (ii) confirm to be true, correct and complete all supporting documentation and schedules as of the date indicated thereon.

         (e) Other Information. The Lender may, in its discretion, from time to time require the Borrower to deliver the schedules and certificates described in
SECTION 8.3 more or less often and on different schedules than specified in such Section, and the Borrower shall comply with such requests. Borrower shall also furnish to the Lender such other information with respect to the Collateral as the Lender may from time to time reasonably request.

         Section 8.4 Copies of Other Reports. (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to Borrower or its Board of Directors by its independent public accountants, including, without limitation, all management reports.

         (b) From time to time and promptly upon each request, such forecasts, data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower as the Lender may reasonably request.

                                   ARTICLE IX
                               NEGATIVE COVENANTS

         So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees that it shall not, directly or indirectly:

         Section 9.1 Financial Ratios.

         (a) Leverage Ratio. Permit the ratio of (i) the Borrower's consolidated total Liabilities minus Subordinated Indebtedness, to (ii) Borrower's consolidated Tangible Net Worth as of the last day of any fiscal quarter, to be greater than 3.50 to 1.

         (b) Minimum Fixed Charge Coverage Ratio. Permit, as of the last day of any fiscal quarter during any period set forth below, Borrower's Fixed Charge Coverage Ratio for the three consecutive months ending with such quarter end, to be less the ratio set forth opposite such period below:

                  Period                                  Fixed Charge Coverage Ratio
                  ------                                  ---------------------------
         April 1, 1999 through June 30, 1999                      0.80 to 1.0
         July 1, 1999 through September 30, 1999                  1.10 to 1.0
         October 1, 1999 through December 31, 1999                1.15 to 1.0
         March 31, 2000 and each quarter thereafter               1.25 to 1.0

         (c) Minimum Tangible Net Worth. Permit, as of the last day of any fiscal quarter during any period set forth below, the consolidated Tangible Net Worth of Borrower to be less than the amount set forth opposite such period below:

                  Period                                  Tangible Net Worth
                  ------                                  ------------------
         Effective Date through December 31, 1999             $6,750,000
         January 1, 2000 and thereafter                       $7,000,000

In the event any change in GAAP shall materially alter the calculation of the financial covenants in this SECTION 9.1, the parties shall negotiate in good faith to make any adjustments to such covenants as are necessary or appropriate so that such covenants, after giving effect to any change in GAAP, are substantially comparable to those in effect prior to such change.

         Section 9.2 Investments. Acquire any Investment or permit any Investment to be outstanding, other than Permitted Investments.

         Section 9.3 Prohibited Distributions and Payments, Etc. Declare or make any

Prohibited Distribution or Prohibited Payment.

         Section 9.4 Indebtedness. Except as disclosed on SCHEDULE 9.4, create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed or incurred or to be outstanding any Indebtedness for Money Borrowed, except for Permitted Indebtedness.

         Section 9.5 Liens. Create, assume or permit or suffer to exist or to be created or assumed any Lien on any of the property or assets of the Borrower, real, personal or mixed, tangible or intangible, except for Permitted Liens or the liens identified on SCHEDULE 5.1(g).

         Section 9.6 Merger, Consolidation, Sale of Assets, Acquisitions. Merge or consolidate with any other Person or sell, lease or transfer or otherwise dispose of all or a substantial portion of Borrower's assets to any Person or acquire all or substantially all of the assets of any Person or the assets constituting the business or a division or operating unit of any Person.

         Section 9.7 Transactions with Affiliates. Except for Permitted Investments, effect any transaction with any Affiliate on a basis less favorable to the Borrower than would be the case if such transaction had been effected with a Person not an Affiliate; provided, that Borrower shall not enter into any lease with any Affiliate.

         Section 9.8 Guaranties. Become or remain liable with respect to any Guaranty of any obligation of any other Person.

         Section 9.9 Officers' Salaries. Permit the base salary, plus bonuses, of any non-sales executive of Borrower to exceed one hundred twenty percent (120%) of the base salary, plus bonus paid to such executive for the prior fiscal year; provided, however, so long as no Event of Default has occurred and is continuing, Borrower may pay salaries to such executives of up to one hundred twenty percent (120%) of the base salary paid for the prior fiscal year, plus bonuses under the Borrower's incentive compensation program, a copy of which has been provided to Lender.

         Section 9.10 Benefit Plans. Permit, or take any action which would result in, the aggregate present value of the Unfunded Vested Accrued Benefits under all Benefit Plans of the Borrower to exceed $0.

         Section 9.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing from such Person of real or personal property which has been or is to be sold or transferred, directly or indirectly, by the Borrower to such Person.

         Section 9.12 Ineligible Securities. Use any portion of any advance or loan made under this Agreement to purchase, directly or indirectly, ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by any Affiliate of Banc One Corporation during the underwriting period and for 30 days thereafter.

         Section 9.13 Management Fees. Directly or indirectly pay or agree to pay any management or similar fees to any Person except as provided in the Consulting Agreement dated as of June 19, 1996 between Borrower and Golub Advisors Incorporated.

                                    ARTICLE X
                                     DEFAULT

         Section 10.1 Events of Default. Each of the following events shall constitute an Event of Default:

                  (a) The failure or refusal of Borrower to make any payment of the Obligations when due;

                  (b) The failure of Borrower or any Obligor to timely and properly observe, keep or perform any covenant, agreement, warranty or condition (i) in this Agreement, or (ii) in any of the other Loan Documents;

                  (c) The occurrence of an event of default under any of the other Loan Documents;

                  (d) Any representation made by Borrower or any Obligor contained herein or contained in any of the other Loan Documents is false or misleading in any material respect as of the date made or deemed made;

                  (e) Borrower or any Obligor shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of such Person or of all or a substantial part of such Person's assets, (ii) file a voluntary petition in bankruptcy, (iii) admit in writing that such Person is unable to pay such Person's debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency proceeding, or (vii) take corporate or partnership action for the purpose of effecting any of the foregoing;

                  (f) An involuntary petition or complaint shall be filed against Borrower or any Obligor seeking bankruptcy or reorganization of such Person or the appointment of a receiver, custodian, trustee, intervenor or liquidator of such Person, or of all or substantially all of such Person's assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of such intervenor or liquidator of such Person, or of all or substantially all of such Person's assets;

                  (g) the failure of Borrower or any Obligor to pay any final, nonappealable money judgment against such Person at least thirty (30) days prior to the date on which such Person's assets may be sold to satisfy such judgment;

                  (h) the failure, within a period of ten (10) days after the commencement thereof, to have discharged or stayed any attachment, sequestration, or similar proceedings against Borrower's or any Obligor's assets;

                  (i) The filing of a tax lien notice (regarding taxes in excess of $25,000) by the United States, any state or any governmental subdivision thereof against any of the property of Borrower or any Obligor;

                  (j) The occurrence of a default or event of default under any other Indebtedness of Borrower or any Obligor (other than the Subordinated Indebtedness) which Indebtedness exceeds $75,000 or under any agreement relating thereto or the occurrence of any event or condition which, with the giving of notice or lapse of time or both, could become a default or event of default under such other Indebtedness or related agreement;

                  (k) a default by Borrower under the Subordinated Indebtedness which is not cured within the time period provided therefor, if any, unless such default is waived in writing or otherwise ceases to exist;

                  (l) the occurrence of a default or event of default under any agreements, leases, indebtedness or other obligations in excess of $75,000 between Borrower or any Obligor and Lender or between Borrower or any Obligor and any Affiliate of Lender;

                  (m) Lender shall cease to have a valid, perfected and first priority Lien on any of the Collateral, except as otherwise expressly permitted herein or consented to in writing by Lender;

                  (n) (i) Any Termination Event with respect to a Benefit Plan of Borrower shall occur that, after taking into account the excess, if any, of (A) the fair market value of the assets of any other Benefit Plan of Borrower with respect to which a Termination Event occurs on the same day (but only to the extent that such excess is the property of Borrower) over (B) the present value on such day of all vested nonforfeitable benefits under such other Benefit Plan, results in an Unfunded Vested Accrued Benefit in excess of $0, (ii) any Benefit Plan of Borrower shall incur an "accumulated funding deficiency"

         (as defined in Section 412 of the Code or Section 302 of ERISA) for which a waiver has not been obtained in accordance with the applicable provisions of the Code and ERISA, or (iii) Borrower is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan;

             (o) D. M. Buchanan, D. E. Peters and the holders of the Subordinated Indebtedness, collectively, shall cease to own a majority of stock in Borrower (including stock that has been issued following the exercise or conversion of any warrants or convertible securities owned by such Persons); or

             (p) D. M. Buchanan shall for any reason cease to be the President of Borrower, or D. E. Peters shall for any reason cease to be the Chief Financial Officer of Borrower and 60 days shall have elapsed during which time no replacement reasonably satisfactory to the Lender shall have been appointed.

         Section 10.2 Remedies.

         (a) Automatic Acceleration and Termination of Facilities. Upon the occurrence of an Event of Default specified in SECTION 10.1(e) or (f), (i) the principal of and the interest on the Loans and the Notes at the time outstanding, and all other amounts owed to the Lender under this Agreement or any of the Loan Documents and all other Obligations, shall thereupon become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or any of the Loan Documents to the contrary notwithstanding, and (ii) the Revolving Credit Facility and the commitment of the Lender to make advances thereunder or under this Agreement shall immediately terminate.

         (b) Other Remedies. If any Event of Default (other than as specified in
SECTION 10.1(e) or (f)) shall have occurred and be continuing, the Lender, in its sole and absolute discretion, may do any of the following:

             (i) declare the principal of and interest on the Loans and the Notes at the time outstanding, and all other amounts owed to the Lender under this Agreement or any of the Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Loan Documents to the contrary notwithstanding; and

             (ii) terminate the Revolving Credit Facility and any commitment of the Lender to make advances hereunder.

         (c) Further Remedies. If any Event of Default shall have occurred and be continuing, the Lender, in its sole and absolute discretion, may do any of the following:

             (i) notify, or request Borrower to notify, in writing or otherwise, any Account Debtor or obligor with respect to any one or more of the accounts to make payment to the Lender or any agent or designee of the Lender, at such address as may be specified by the Lender, and, if, notwithstanding the giving of any notice, any Account Debtor or other such obligor shall make payments to Borrower, Borrower shall hold all such payments it receives in trust for the Lender, without commingling the same with other funds or property of, or held by, Borrower and shall deliver the same to the Lender or any such agent or designee immediately upon receipt by Borrower in the identical form received, together with any necessary endorsements;

             (ii) settle or adjust disputes and claims directly with Account Debtors and other obligors on accounts for amounts and on terms which the Lender reasonably considers advisable and in all such cases only the net amounts received by the Lender in payment of such amounts, after deductions of costs and attorneys' fees, shall constitute Collateral, and the Borrower shall have no further right to make any such settlements or adjustments or to accept any returns of merchandise;

             (iii) enter upon any premises on which any Collateral may be located and, without resistance or interference by Borrower, take physical possession of any or all thereof and maintain such possession on such premises or move the same or any part thereof to such other place or places as the Lender shall choose, without being liable to the Borrower on account of any loss, damage or depreciation that may occur as a result thereof, so long as the Lender shall act reasonably and in good faith;

             (iv) require the Borrower to, and Borrower shall, without charge to the Lender, assemble the Collateral and maintain or deliver it into the possession of the Lender or any agent or representative of the Lender at such place or places as the Lender may designate;

             (v) at the expense of the Borrower, cause any of the inventory and equipment to be placed in a public or field warehouse, and the Lender shall not be liable to the Borrower on account of any loss, damage or depreciation that may occur as a result thereof, so long as the Lender shall act reasonably and in good faith;

             (vi) without notice, demand or other process, and without payment of any rent or any other charge, enter Borrower's premises and, without breach of the peace, until the Lender completes the enforcement of its rights in the Collateral, take possession of such premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of Borrower's equipment, for the purpose of (A) completing any work in process, preparing any inventory for disposition and disposing thereof, and (B) collecting any account, and the Lender is hereby granted a license or sublicense and all other rights as may be necessary, appropriate or desirable to use the Intellectual Property in connection with the foregoing, and the rights of Borrower under all licenses and franchise agreements shall inure to the Lender's benefit (provided, however, that any use of any federally registered trademarks as to any goods shall be subject to the control as to the quality of such goods of the owner of such trademarks and the goodwill of the business symbolized thereby);

             (vii) exercise any and all of its rights under any and all of the Loan Documents;

             (viii) apply any cash Collateral to the payment of the Obligations in any order in which the Lender may elect or use such cash in connection with the exercise of any of its other rights hereunder or under any of the Loan Documents;

             (ix) establish or cause to be established one or more Lockboxes or other arrangement for the deposit of proceeds of accounts, and, in such case, Borrower shall cause to be forwarded to the Lender at the Lender's Office, on a daily basis, copies of all checks and other items of payment and deposit slips related thereto deposited in such Lockboxes, together with collection reports in form and substance satisfactory to the Lender; and

             (x) exercise all of the rights and remedies of a secured party under the UCC (whether or not the UCC is applicable) and under any other applicable law, including, without limitation, the right, without notice except as specified below and with or without taking the possession thereof, to repossess the Collateral and to sell the Collateral or any part thereof in one or more parcels at public or private sale, at any location chosen by the Lender, for cash, on credit or for future delivery and at such price or prices and upon such other terms as the Lender may deem commercially reasonable. Borrower agrees that, to the extent notice of sale shall be required by law, at least 10 DAYS' NOTICE to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall also constitute reasonable notification. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

         Section 10.3 Application of Proceeds. All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied or paid over as follows:

         (a) First: to the payment of the Obligations (with the Borrower remaining liable for any deficiency) in any order which the Lender may elect;

         (c) Second: to the creation of a fund in an amount equal to the Financial Accommodations Reserve, which fund shall be held by the Lender as security for and applied to the payment of any amounts which may thereafter become due under all outstanding Letters of Credit and Banker's Acceptances;

         (d) Third: the balance (if any) of such proceeds shall be paid to the Borrower or, subject to any duty imposed by law or otherwise, to whomsoever is entitled thereto.

THE BORROWER SHALL REMAIN LIABLE AND WILL PAY, ON DEMAND, ANY DEFICIENCY REMAINING IN RESPECT OF THE OBLIGATIONS, TOGETHER WITH INTEREST THEREON AT A RATE PER ANNUM EQUAL TO THE HIGHEST RATE THEN PAYABLE HEREUNDER ON SUCH OBLIGATIONS, WHICH INTEREST SHALL CONSTITUTE PART OF THE OBLIGATIONS.

         Section 10.4 Power of Attorney. In addition to the authorizations granted to the Lender under any other provision of this Agreement or any of the Loan Documents, after the occurrence and during the continuation of any Event of Default, Borrower hereby irrevocably designates, makes, constitutes and appoints the Lender (and all Persons designated by the Lender from time to time) as Borrower's true and lawful attorney and agent in fact, and the Lender or any agent of the Lender may, without notice to Borrower, and at such time or times as the Lender or any such agent in its sole discretion may determine, in the name of Borrower or the Lender,

         (a) demand payment of the accounts, enforce payment thereof by legal proceedings or otherwise, settle, adjust, compromise, extend or renew any or all of the accounts or any legal proceedings brought to collect the accounts, discharge and release the accounts or any of them and exercise all of the Borrower's rights and remedies with respect to the collection of accounts,

         (b) prepare, file and sign the name of Borrower on any proof of claim in bankruptcy or any similar document against any Account Debtor or any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral,

         (c) endorse the name of Borrower upon any chattel paper, document, instrument, notice, freight bill, bill of lading or similar document or agreement relating to the accounts, the inventory or any other Collateral,

         (d) to effect delivery of proceeds of collateral, use the stationery of Borrower, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by the Lender and sign the name of Borrower to verifications of the accounts and on any notice to the Account Debtors,

         (e) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the accounts, inventory or other Collateral to which Borrower has access.

         Section 10.5 Miscellaneous Provisions Concerning Remedies.

         (a) Rights Cumulative. The rights and remedies of the Lender under this Agreement, the Note and each of the Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. In exercising such rights and remedies, the Lender may be selective and no failure or delay by the Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

         (b) Waiver of Marshalling. Borrower hereby waives any right to require any marshalling of assets and any similar right.

         (c) Limitation of Liability. Nothing contained in this ARTICLE X or elsewhere in this Agreement or in any of the Loan Documents shall be construed as requiring or obligating the Lender or any agent or designee of the Lender to make any demand or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim or notice or take any action with respect to any account or any other Collateral or the moneys due or to become due thereunder or in connection therewith or to take any steps necessary to preserve any rights against prior parties, and neither the Lender nor any of its agents or designees shall have any liability to the Borrower for actions taken pursuant to this ARTICLE X, any other provision of this Agreement or any of the Loan Documents, so long as the Lender or such agent or designee shall act reasonably and in good faith.

         (d) Appointment of Receiver. In any action under this ARTICLE X, the Lender shall be entitled to the appointment of a receiver, without notice of any kind whatsoever, to take possession of all or any portion of the Collateral and to exercise such power as the court shall confer upon such receiver.

         Section 10.6 Trademark License. All trademarks, patents, copyrights, service marks, and licenses related to the foregoing owned by Borrower are listed on SCHEDULE 10.6. Each Borrower hereby grants to the Lender the nonexclusive right and license to use the trademarks described on SCHEDULE 10.6 and any other trademark now or hereafter used by Borrower, for the purposes set forth in SECTION 10.2(c)(vi) and to permit any purchaser of any portion of the Collateral through a foreclosure sale or any other exercise of the Lender's rights and remedies under the Loan Documents to use, sell or otherwise dispose of the Collateral bearing any such trademark. Such right and license is granted free of charge, without the requirement that any monetary payment whatsoever be made to Borrower or any other Person by the Lender. The Borrower hereby jointly and severally represent, warrant, covenant and agree that it presently has, and shall continue to have, the right, without the approval or consent of others, to grant the license set forth in this SECTION 10.6.

                                   ARTICLE XI
                                  MISCELLANEOUS

         Section 11.1 Notices.

         (a) Method of Communication. Except as specifically provided in this Agreement or in any of the Loan Documents, all notices and the communications hereunder and thereunder shall be in writing or by telephone subsequently confirmed in writing. Notices in writing shall be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and shall be deemed received, in the case of personal delivery, when delivered, in the case of overnight courier service, on the next Business Day after delivery to such service, in the case of mailing, on the third day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and, in the case of facsimile transmission, upon transmittal; provided that in the case of notices to the Lender, the Lender shall be charged with knowledge of the contents thereof only when such notice is actually received by the Lender. A telephonic notice to the Lender as understood by the Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

         (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address of which all the other parties are notified in writing.

         If to the Borrower:        Long Reach Holdings, Inc.
                                    12300 Amelia Dr.
                                    Houston, Texas 77045
                                       Attention: President
                                    Facsimile No.: 713-433-5197

         If to the Lender:          Bank One, Texas, N.A.
                                    1717 Main, 3rd Floor
                                    Dallas, Texas 75201
                                    Attention:  Asset Based Finance Group
                                    Facsimile No.:  (214) 290-5382

         Section 11.2 Expenses. Within ten (10) days after presentation of an invoice for such costs and expenses, outlining such items in reasonable detail, the Borrower agrees to pay or reimburse all reasonable costs and expenses incurred by the Lender arising out of or in connection with this Agreement and the Loans including, without limitation, (a) the reasonable fees and expenses of counsel in connection with the negotiation, preparation, execution, delivery, enforcement and termination of this Agreement and each of the other Loan Documents, (b) the out-of-pocket costs and expenses incurred in connection with the administration and interpretation of this Agreement and the other Loan Documents, (c) the costs and expenses of lien searches, (d) all stamp, registration, recordation and similar taxes, fees or charges related to the Collateral and charges of filing financing statements and continuations and the costs and expenses of taking other actions to perfect, protect, and continue the security interest of Lender;
(e) costs and expenses related to the preparation, execution and delivery of any waiver, amendment, supplement or consent by the Lender relating to this Agreement or any of the Loan Documents; (f) sums paid or obligations incurred in connection with the payment of any amount or taking any action required of Borrower under the Loan Documents that Borrower fails to pay or take; (g) costs of inspections and verifications of the Collateral, including, without limitation, $500.00 PER DIEM per examiner plus out of pocket expenses for travel, lodging, and meals arising in connection with inspections of the Collateral and the Borrower' operations and books and records by the Lender's agents; (h) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining each account of Borrower maintained with Lender and each Blocked Account and Lockbox; (i) costs and expenses of preserving and protecting the Collateral; (j) after the occurrence and during the continuation of any Event of Default, costs and expenses related to consulting with and obtaining opinions and appraisals from one or more Persons, including personal property appraisers, accountants and lawyers, concerning the value of any Collateral for the Obligations or related to the nature, scope or value of any right or remedy of the Lender hereunder or under any of the Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the fees and disbursements of such Persons; and (k) after the occurrence and during the continuation of any Event of Default, costs and expenses paid or incurred to obtain payment of the Obligations, enforce the security interest of Lender, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to prosecute or defend any claim in any way arising out of, related to or connected with, this Agreement or any of the Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by the Lender.

The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrower. THE BORROWER HEREBY AUTHORIZES THE LENDER, UPON NOTICE TO BORROWER, TO DEBIT BORROWER'S LOAN ACCOUNT (BY INCREASING THE PRINCIPAL AMOUNT OF THE REVOLVING LOAN) IN THE AMOUNT OF ANY COSTS, FEES AND EXPENSES OWED BY BORROWER WHEN DUE.

         Section 11.3 Setoff. In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default, the Lender and any participant with the Lender in the Loans are hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness


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at any time held or owing by the Lender or any participant to or for the credit or the account of Borrower against and on account of the Obligations irrespective or whether or not (a) the Lender shall have made any demand under this Agreement or any of the Loan Documents, or (b) the Lender shall have declared any or all of the Obligations to be due and payable as permitted by
SECTION 10.2 and although such Obligations shall be contingent or unmatured.

         Section 11.4 Venue; Service of Process. THE BORROWER AND THE LENDER HEREBY AGREE THAT THE FEDERAL COURT OF THE NORTHERN DISTRICT OF TEXAS (DALLAS DIVISION) OR, AT THE OPTION OF THE LENDER, ANY COURT IN WHICH THE LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY AND WHICH SITS IN A JURISDICTION IN WHICH BORROWER TRANSACTS BUSINESS SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWER AND THE LENDER, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE LOAN DOCUMENTS OR TO ANY MATTER ARISING THEREFROM. The Borrower expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced in such courts, hereby waiving personal service of the summons and complaint or other process or papers issued therein and agreeing that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to the Borrower at the address set forth in SECTION 11.1(b), which service shall be deemed made upon receipt thereof. The non-exclusive choice of forum set forth in this section shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this agreement to enforce the same in any appropriate jurisdiction. ALL PARTIES HERETO AGREE THAT VENUE IS PROPER IN DALLAS COUNTY, TEXAS, THAT SUCH COUNTY IS A CONVENIENT FORUM IN WHICH TO DECIDE ANY DISPUTE ARISING HEREUNDER AND HEREBY AGREE NOT TO ASSERT ANY ARGUMENT THAT SUCH COUNTY IS AN INCONVENIENT OR IMPROPER FORUM FOR ANY SUCH DISPUTE.

         Section 11.5 Assignment; Participation. All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of their rights under this Agreement. The Lender may assign to one or more Persons, or sell participations to one or more Persons in, all or a portion of its rights and obligations hereunder and under the Note and, in connection with any such assignment or sale of a participation, may assign its rights and obligations under the Loan Documents. The Lender may, in connection with any assignment or proposed assignment or sale or proposed sale of a participation, disclose to the assignee or proposed assignee or participant or proposed participant any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower.

         Section 11.6 Amendments. Any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived and any departure therefrom may be consented to if, but only if, such amendment, waiver or consent is in writing signed by the Lender and, in the case of an amendment, by the Borrower. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only


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in the specific instance and for the specific purpose for which given.

         Section 11.7 Performance of Borrower's Duties. If Borrower shall fail to do any act or thing which it has covenanted to do under this Agreement or any of the Loan Documents, the Lender may (but shall not be obligated to) do the same or cause it to be done either in the name of the Lender or in the name and on behalf of Borrower, and Borrower hereby irrevocably authorizes the Lender so to act.

         SECTION 11.8 INDEMNIFICATION. THE BORROWER SHALL REIMBURSE THE LENDER FOR ALL REASONABLE COSTS AND EXPENSES, INCLUDING LEGAL FEES AND EXPENSES, INCURRED AND TO INDEMNIFY AND HOLD THE LENDER HARMLESS FROM AND AGAINST ALL LOSSES SUFFERED BY THE LENDER IN CONNECTION WITH (a) THE EXERCISE BY THE LENDER OF ANY RIGHT OR REMEDY GRANTED TO IT UNDER THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, (b) ANY CLAIM, AND THE PROSECUTION OR DEFENSE THEREOF, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, EXCEPT IN THE CASE OF A DISPUTE BETWEEN THE BORROWER AND THE LENDER IN WHICH THE BORROWER PREVAILS IN A FINAL UNAPPEALED OR UNAPPEALABLE JUDGMENT, AND (c) THE COLLECTION OR ENFORCEMENT OF THE OBLIGATIONS OR ANY OF THEM; EXCLUDING, HOWEVER, LOSSES INCURRED BY LENDER AS A RESULT OF LENDER'S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR VIOLATION OF LAW OR LOSSES INCURRED AS A RESULT OF ACTIONS TAKEN BY LENDER AFTER TAKING POSSESSION OF ANY COLLATERAL. BORROWER AND LENDER EXPRESSLY INTEND THAT THE FOREGOING INDEMNITY SHALL COVER, AND THAT BORROWER SHALL INDEMNIFY AND HOLD LENDER HARMLESS FROM AND AGAINST, COSTS, EXPENSES AND LOSSES SUFFERED AS A RESULT OF THE NEGLIGENCE OF LENDER.

         Section 11.9 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lender and any Persons designated by the Lender pursuant to any provisions of this Agreement or any of the Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Revolving Credit Facility has not been terminated.

         Section 11.10 Survival. Notwithstanding any termination of this Agreement, (a) until all Obligations have been paid in full and the Revolving Credit Facility terminated, the Lender shall retain its security interest in the Collateral and shall retain all rights under this Agreement and each of the Loan Documents with respect to the Collateral as fully as though this Agreement had not been terminated, and (b) the indemnities to which the Lender is entitled under the provisions of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Lender against events arising after such termination as well as before.

         Section 11.11 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.


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
         Section 11.12 Governing Law. This Agreement and the Note shall be construed in accordance with and governed by the law of the State of Texas.

         Section 11.13 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

         Section 11.14 Consent to Advertising and Publicity. The Borrower agree that the Lender may issue and disseminate to the public information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of the Borrower and the amount and a general description of the credit facilities provided hereunder.

         Section 11.15 Final Agreement. This Agreement and the other Loan Documents are intended by the parties hereto as the final, complete and exclusive expression of the agreement among them with respect to the subject matter hereof and thereof. This Agreement and the other Loan Documents supersede any and all prior oral or written agreements between the parties hereto relating to the subject matter hereof and thereof.

         Section 11.16 JURY WAIVER. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

         Section 11.17 Arbitration. Lender and Borrower agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement, any Loan Document or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association ("AAA"). Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in the city nearest the Borrower's address having an AAA regional office, or at any other place selected by mutual agreement of the parties. No act to take or dispose of any Collateral shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or


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remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, foreclosing upon or proceeding under forcible entry and detainer for possession of, any real or personal property, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, invoking a power of sale under any deed of trust or mortgage, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, including exercising the right of set-off, or taking or disposing of such property with or without judicial process pursuant to the Uniform
Commercial Code. Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any Collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral, shall also be arbitrated; provided, however that no arbitrator shall have the right or the power to enjoin or restrain any act of either party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

         Section 11.18 Confidentiality. Lender shall use its reasonable efforts to hold all nonpublic information obtained from the Borrower or any of its respective officers, employees, agents, attorneys, accountants or Affiliates in accordance with safe and sound business practices provided that in any event Lender may make disclosure to such of its respective Affiliates, officers, directors, employees, agents, accountants, lawyers, and other advisors and representatives as need to know such information in connection with this Agreement. Lender may also make disclosure reasonably required or requested by any Governmental Agency or representative thereof, or pursuant to legal process (provided that Lender shall reasonable efforts to inform Borrower prior to such disclosure, but without any liability for failure to do so).

         THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                          BORROWER:

                                          Long Reach Holdings, Inc.

                                               /s/ D.M. Buchanan
                                          By: ______________________________
                                                   D.M. Buchanan
                                                   President


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
                                          LENDER:

                                          BANK ONE, TEXAS, NATIONAL ASSOCIATION

                                               /s/ Carl C. Prudhomme III
                                          By: ______________________________
                                                   Carl C. Prudhomme III
                                                   Vice President


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